UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Filed by a party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

Chimera Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting To Be Held June 15, 2022

To the Stockholders of Chimera Investment Corporation:

It is my pleasure to invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Chimera Investment Corporation, a Maryland corporation (“Chimera” or “the Company”), that will be held on June 15, 2022, at 10:00 a.m. Eastern Time.

This year’s Annual Meeting will once again be a virtual meeting held over the Internet. We believe that the use of the Internet to host the Annual Meeting enables expanded stockholder participation. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CIM2022 and entering your 16-digit control number.

The accompanying notice of the Annual Meeting and Proxy Statement tell you more about the agenda and procedures for the meeting. They also describe, among other things, how the Company’s Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance. I look forward to sharing more information with you about Chimera at the Annual Meeting.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may authorize your proxy on the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend via webcast on June 15, 2022.

Sincerely,

Mohit Marria
Chief Executive Officer and Chief Investment Officer
April 27, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CHIMERA INVESTMENT CORPORATION

Time:	10:00 a.m. Eastern Time

Date:	Thursday, June 15, 2022

Place:	Virtual meeting via webcast at www.virtualshareholdermeeting.com/CIM2022

Purpose:	This year’s Annual Meeting will be held for the following purposes:

●To elect (i) two Class III Directors, each to serve until our annual meeting of stockholders in 2025 and until his successor is duly elected and qualifies, (ii) one Class I Director, to serve until our annual meeting of stockholders in 2023 and until his successor is duly elected and qualifies, and (iii) one Class II Director, to serve until our annual meeting of stockholders in 2024 and until her successor is duly elected and qualifies;

●To consider and vote upon a proposal to approve an amendment to the Company’s charter to declassify the Board of Directors;

●To consider and vote upon a non-binding advisory resolution to approve our executive compensation;

●To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and

●To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Other Important Information:
●We utilize the “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think, among other things, the Company benefits from the reduced costs associated with this method of delivery. Thus, on or about April 27, 2022, we expect to commence mailing of a Notice of Internet Availability of Proxy Materials, which contains information regarding electronic access to our proxy materials and voting information. However, we will mail hard copies of the proxy materials to any stockholder who requests them. Our Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

●Record holders of our common stock at the close of business on April 14, 2022 may attend and vote at the Annual Meeting and any adjournments or postponements thereof.

●Your shares cannot be voted unless they are represented by proxy or in person by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting via webcast, please vote your shares by proxy to ensure they are represented at the Annual Meeting.

●Your broker cannot vote your shares for the proposal to amend our charter to declassify our Board of Directors. Only you can vote your shares on this proposal. The approval of the amendment to our charter to declassify our Board of Directors requires the affirmative vote of a majority of votes entitled to be cast by stockholders entitled to vote and not simply a majority of the votes actually cast by stockholders. If you elect to abstain or do not vote on this proposal, you are effectively voting against the proposal. See “Votes Required to Approve Each Item” and “Effect of Abstentions and Broker “Non-Votes”” in this Proxy for additional information.

By order of the Board of Directors,

Phillip J. Kardis II
Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held June 15, 2022.
Our Proxy Statement and 2021 Annual Report to Stockholders are available at www.proxyvote.com.

i

630 FIFTH AVENUE, SUITE 2400
NEW YORK, NEW YORK 10111
_________________________

2022 ANNUAL MEETING OF STOCKHOLDERS
__________________________

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

General Information

These materials are intended to solicit proxies on behalf of the Board of Directors of Chimera Investment Corporation, a Maryland corporation (which we refer to as “Chimera,” the “Company,” “we,” or “us”), for the 2022 annual meeting of stockholders (“Annual Meeting”), including any adjournment or postponement thereof. This year, the Annual Meeting will once again be a virtual meeting of stockholders. This means you will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CIM2022. The meeting will convene at 10:00 a.m. Eastern Time on June 15, 2022.

Items to be Voted on at the Annual Meeting

(1)

Election of (i) two Class III Directors, Brian Reilly and Choudhary Yarlagadda, each to serve until our annual meeting of stockholders in 2025 and until his successor is duly elected and qualifies, (ii) one Class I Director, Kevin G. Chavers, to serve until our annual meeting of stockholders in 2023 and until his successor is duly elected and qualifies, and (iii) one Class II Director, Sandra Bell, to serve until our annual meeting of stockholders in 2024 and until her successor is duly elected and qualifies;

(2)	Consider and vote upon a proposal to approve an amendment to the Company’s charter to declassify the Board of Directors;

(3)	Consider and vote upon a non-binding advisory resolution to approve our executive compensation;

(4)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and

(5)

Other than these four items, we know of no other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, your signed proxy card authorizes your proxy to vote on those matters in his or her discretion.

Board of Directors Recommendation

Our Board of Directors recommends that you vote:

(1)	“FOR” the election of each of the nominees as Directors;

(2)	“FOR” the approval of an amendment to the Company’s charter to declassify the Board of Directors;

(3)	“FOR” the approval of the non-binding advisory resolution on executive compensation; and

(4)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.

Stockholders Entitled to Vote at the Meeting

If you were a stockholder of record at the close of business on the record date for the meeting, April 14, 2022 (the “Record Date”), you are entitled to vote at the meeting. There were 237,044,792 shares of common stock outstanding on the Record Date. You will have one vote on each matter properly brought before the meeting for each share of common stock you own.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast and you vote your shares electronically at such meeting, as described in this Proxy Statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to the www.proxyvote.com website and following the instructions described on the Notice of Internet Availability of Proxy Materials (“Notice of Access card”), previously mailed to you or on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your Notice of Access card or your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than June 14, 2022.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares. Your broker or nominee will not vote your shares on the election of directors or the advisory resolution on executive compensation unless you provide instructions to your broker or nominee on how to vote your shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	authorizing your proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted), as described above;

●	properly executing and delivering a later-dated proxy card by mail;

●	voting electronically at the Annual Meeting via webcast; or

●	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at 630 Fifth Avenue, Suite 2400, New York, NY 10111 so it is received no later than June 14, 2022.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the Annual Meeting if you later decide to vote electronically during the Annual Meeting via webcast. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the Annual Meeting.

Quorum for the Annual Meeting

A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, in person by attending the Annual Meeting via webcast or by proxy. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be postponed or adjourned to solicit additional proxies.

Votes Required to Approve Each Item

The voting requirements are as follows:

Discretionary Voting
Proposal	Vote Required	Allowed
(1)Election of directors	Majority of total votes cast for and against such nominee	No
(2)Approval of an amendment to the Company’s charter to declassify the Board of Directors	Majority of votes entitled to be cast on the matter	No
(3)Approval of the advisory vote on our executive compensation	Majority of votes cast	No
(4)Ratification of the appointment of Ernst & Young LLP	Majority of votes cast	Yes

“Majority of votes cast” means a majority of the votes cast at the Annual Meeting on the proposal.

“Majority of the votes entitled to be cast” means a majority of the outstanding shares of common stock as of the Record Date that are entitled to be cast on the matter.

Effect of Abstentions and Broker “Non-Votes”

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote, including by directing a proxy to abstain. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Discretionary voting occurs when a bank, broker or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange (“NYSE”) permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.” Broker “non-votes” will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting.

Proposals No. 1, 2 and 3 are considered “non-routine” matters that brokers may not vote on without instruction from beneficial owners. As a result, a broker non-vote will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting but will not be voted on these proposals.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), or the advisory vote on our executive compensation (Proposal No. 3), or the ratification of the appointment of Ernst & Young LLP (Proposal No. 4). Abstentions and broker non-votes, if any, will be the same as a vote against the proposal to approve an amendment to the Company’s charter to declassify the Board of Directors (Proposal No. 2).

Annual Meeting Admission

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of our common stock with evidence of ownership. If you attend the virtual Annual Meeting, you will be able to vote your shares and submit questions.

Internet Availability of Proxy Materials

We use a “notice and access” model rather than mailing full sets of proxy materials to stockholders, because we think, among other reasons, the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to rules of the Securities and Exchange Commission (“SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Access card to our stockholders. All stockholders can access the proxy materials, including this Proxy Statement and our 2021 Annual Report to Stockholders, on the website referred to in the Notice of Access card or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Access card (as well as the proxy card). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Solicitation of Proxies for the Annual Meeting

We are soliciting the proxy accompanying this Proxy Statement. We are bearing all costs associated with the solicitation of proxies for the Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission or in person. No compensation will be given to our directors, executive officers, or employees for this solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $12,500 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us.

Stockholders have the option to authorize their proxy over the Internet or by telephone. Please be aware that if you authorize your proxy over the Internet or by telephone, you may incur costs such as telephone and access charges for which you will be responsible.

Householding

We have adopted a procedure approved by the SEC called householding. Under this procedure, registered stockholders who have the same address and last name and who receive either (i) a Notice of Access card or (ii) paper copies of the proxy materials through the mail will receive only one copy of our proxy materials, or a single envelope containing the notices for all stockholders at that address. Stockholders who participate in householding will continue to receive separate proxy cards or Notice of Access card that will include each stockholder’s unique control number to vote the shares held in each account. If a stockholder of record residing at such an address wishes to receive separate proxy materials, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, New York 10111, Attention: Investor Relations, by emailing us at investor@chimerareit.com, or by calling us at (888) 895-6557, and we will promptly deliver to the stockholder the requested proxy materials. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our proxy materials, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker, or other nominee, you can contact the nominee.

Postponement or Adjournment of the Annual Meeting

We may postpone the Annual Meeting by making a public announcement of such postponement prior to the Annual Meeting. Our bylaws permit the chairman of the meeting to recess or adjourn the meeting, without notice other than an announcement at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov.

Our website is www.chimerareit.com. We make available on this website under “Filings & Reports – SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

PROPOSAL 1 ELECTION OF DIRECTORS

We have three classes of Directors. Our Class III Directors, Brian P. Reilly and Choudhary Yarlagadda, will be elected at the Annual Meeting and will serve until our annual meeting of stockholders in 2025. Our Class I Directors, including Kevin G. Chavers who will be elected at the Annual Meeting, serve until our annual meeting of stockholders in 2023. Our Class II Directors, including Sandra Bell who will be elected at the Annual Meeting, serve until our annual meeting of stockholders in 2024.

Set forth below are the names and certain biographical information on each of our nominees for our Class III Directors, Class I Director, and Class II Director to be elected as the Annual Meeting, as well as each of our other Class I Directors and other Class II Directors.

Name	Class	Age*	Independent	Director Since
Brian P. Reilly	III	62	Yes	July 2019
John P. Reilly**	III	73	Yes	April 2010
Choudhary Yarlagadda	III	60	No	November 2020
Mark Abrams	I	73	Yes	November 2007
Kevin G. Chavers	I	58	Yes	June 2021
Gerard Creagh	I	64	Yes	April 2010
Sandra Bell	II	65	Yes	December 2021
Mohit Marria	II	44	No	November 2020
Debra W. Still	II	69	Yes	March 2018

*	as of June 15, 2022

**	John P. Reilly, whose term expires at the Annual Meeting, has informed us that that he will not stand for re-election as a director at the Annual Meeting. As a result of the retirement of Mr. John P. Reilly, effective as of the Annual Meeting, the Board reduced the number of directors serving on the Board from nine to eight and, in connection therewith, reduced the number of Class III directors from three to two.

At the Annual Meeting, the stockholders will vote to elect (i) two Class III Directors, whose terms will expire at our annual meeting of stockholders in 2025, and in each case until the election and qualification of their successors or to the earlier of their death, resignation or removal, (ii) one Class I Director, whose term will expire at our annual meeting of stockholders in 2023, and until the election and qualification of his successor or to the earlier of his death, resignation or removal, and (iii) one Class II Director, whose term will expire at our annual meeting of stockholders in 2024, and until the election and qualification of her successor or to the earlier of her death, resignation or removal.

Nominees for Re-election as Class III Directors

The following information is furnished regarding the nominees for re-election as Class III directors by the holders of common stock.

Brian P. Reilly is one of our Class III Directors and joined our Board on July 31, 2019. Mr. Reilly has over 34 years of experience across multiple roles in the financial services industry. He currently serves as Senior Vice President and Chief Auditor of The Travelers Companies, Inc., where he oversees the global audit team evaluating financial controls, operational efficiency, regulatory compliance and system and data integrity. He has been the Chief Auditor of The Travelers since 2002. Prior to joining The Travelers, Mr. Reilly was a partner with Arthur Andersen LLP. In addition, Mr. Reilly currently serves as a board member of the Connecticut Society of Certified Public Accountants, an organization of accounting professionals, and Village for Families and Children, a non-profit organization. Mr. Reilly has a Bachelor’s Degree in accounting from the University of Connecticut and is a Certified Public Accountant.

The Board believes that Mr. Reilly’s experience and qualifications, including, among other things, his experience as an auditor and certified public accountant, and his significant experience in the oversight and evaluation of financial controls, operational efficiency, regulatory compliance and system and data integrity, make him a valuable member of the Board.

Choudhary Yarlagadda is one of our Class III Directors and joined our Board on November 16, 2020. Mr. Yarlagadda is our President and Chief Operating Officer. Prior to becoming our Chief Operating Officer in August 2015, Mr. Yarlagadda was a Managing Director and Head of Structured Products for Annaly Capital Management Inc. (“Annaly”), a publicly traded mortgage REIT, since January 2008. Prior to joining Annaly, Mr. Yarlagadda was a Director in Structured Credit Products at Credit Suisse, and before that a Vice President in the Fixed Income Mortgage Group at Nomura Securities International, Inc. Mr. Yarlagadda has an MS from the Florida Institute of Technology, Melbourne, Florida and BS from the National Institute of Technology, India.

The Board believes that Mr. Yarlagadda’s experience and qualifications, including his critical role in developing the Company’s new financing strategy and restructuring of the Company’s operations and capital structure in response to the COVID-19 pandemic, make him a valuable member of the Board.

Nominee for Election as Class I Director

The following information is furnished regarding the nominee for election as a Class I director by the holders of common stock.

Kevin G. Chavers is one of our Class I Directors and joined our Board on June 10, 2021. Mr. Chavers has over 34 years of experience across multiple roles in the real estate finance and mortgage industry. Mr. Chavers served as Managing Director of BlackRock in the Global Fixed Income and Securitized Asset Investment Team until April 2021, focusing on residential mortgage related assets, including RMBS, whole loans and MSRs. Mr. Chavers also served on the leadership team of BlackRock Impact Opportunity Fund, the Global Public Policy Group and BlackRock Solutions, Financial Markets Advisory Group. Prior to joining BlackRock in 2011, Mr. Chavers served as Managing Director of Morgan Stanley from 2003 to 2011 and Vice President of Goldman Sachs from 1998 to 2003. Mr. Chavers also served at various government agencies, including as the President of Ginnie Mae from 1995 to 1998. Mr. Chavers currently serves as a board member of Freddie Mac, SMBC Americas Holdings, Inc. and Toorak Capital Partners and on the board of trustees of Optimum Funds. In addition, Mr. Chavers serves as a board member of various nonprofit organizations, including the Enterprise Community Partners, the University of Virginia Foundation, Upper Manhattan Empowerment Zone, and the Bedford Stuyvesant Restoration Corporation. Mr. Chavers earned a J.D. from Harvard Law School and a Bachelor’s Degree from the University of Virginia.

The Board believes that Mr. Chavers’ experience and qualifications, including, among other things, his broad range of expertise in real estate finance, capital markets and mortgage industry, including the various management positions he has held in both private and public organizations in the mortgage-backed securities industry, and his board experience with other companies and organizations, make him a valuable member of the Board.

Nominee for Election as Class II Director

The following information is furnished regarding the nominee for election as a Class II director by the holders of common stock.

Sandra Bell is one of our Class II Directors and joined our Board on December 2, 2021. Ms. Bell has been the Chief Financial Officer of Tiptree Inc. since July 2015. Previously, Ms. Bell served as Chief Financial Officer of Prospect Mortgage, a private equity owned mortgage originator and servicer, and as Chief Financial Officer of PHH Corporation (“PHH”) a publicly traded, multi-divisional financial services company engaged in the private label mortgage services and fleet management businesses. Prior to PHH, Ms. Bell served as Executive Vice President and Chief Financial Officer of the Federal Home Loan Bank of Cincinnati. Prior to assuming her position at the Federal Home Loan Bank, Ms. Bell had been a Managing Director at Deutsche Bank Securities. Ms. Bell received a Bachelor of Arts degree in Economics from The Ohio State University and an MBA from Harvard Business School.

The Board believes that Ms. Bell’s experience and qualifications, including, among other things, her extensive experience as the Chief Financial Officer of publicly traded companies and her prior executive management experience with other companies, make her a valuable member of the Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (I) BRIAN P. REILLY AND CHOUDHARY YARLAGADDA AS DIRECTORS EACH TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2025, IN EACH CASE, UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIES, (II) KEVIN G. CHAVERS AS A DIRECTOR TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2023 AND UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIES, AND (III) SANDRA BELL AS A DIRECTOR HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2024 AND UNTIL HER SUCCESSOR IS DULY ELECTED AND QUALIFIES.

Continuing Class I Directors

The following information is furnished regarding our Class I directors who will continue to serve on the Board until our 2023 annual meeting and until their respective successors are duly elected and qualified.

Mark Abrams is one of our Class I Directors and joined our Board on November 15, 2007. Mr. Abrams served as Chief Investment Officer of the Presidential Life Insurance Company from November 2003 until January 2013 and as Executive Vice President from 2005 until January 2013. He was Senior Vice President of the Presidential Life Insurance Company from 2001 to 2003, and before that, Mr. Abrams served as Vice President of the Presidential Life Insurance Company since October 1994. Mr. Abrams has a Bachelor’s Degree from Hobart College.

The Board believes that Mr. Abrams’s experience and qualifications, including, among other things, his experience as a chief investment officer and his prior executive management experience with other companies, make him a valuable member of the Board.

Gerard Creagh is one of our Class I Directors and joined our Board on April 1, 2010. Mr. Creagh was appointed as Chairman of the Board in December 2020. Since May 2011, Mr. Creagh has served as a Managing Partner at CVC Advisers LLC, a financial consulting firm. From September 2005 through April 2010, Mr. Creagh served as the President and a member of the Board of Directors of Duff & Phelps Corporation. From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC. Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor’s Corporate Value Consulting practice. Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader. Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand. Mr. Creagh has a Bachelor’s Degree and Master’s Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University’s Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s experience and qualifications, including, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies, make him a valuable member of the Board.

Continuing Class II Directors

The following information is furnished regarding our Class II directors who will continue to serve on the Board until our 2024 annual meeting and until their respective successors are duly elected and qualified.

Debra W. Still is one of our Class II Directors and joined our Board on March 6, 2018. Ms. Still has served as President and Chief Executive Officer of Pulte Financial Services since 2010, which includes the mortgage lending, title and insurance operations of PulteGroup, Inc. (NYSE: PHM), one of the nation’s largest homebuilders. In addition to Pulte Financial Services, Ms. Still is also President of, and a member of the board of managers of, Pulte Mortgage, LLC, a nationwide lender headquartered in Englewood, Colorado. Ms. Still began her career with Pulte Mortgage, LLC in 1983 where she served in various executive capacities, including Chief Operating Officer, prior to being named President in 2004. Ms. Still currently serves on the board of Enact Holdings, Inc. Ms. Still is a graduate of Ithaca College, Ithaca, N.Y., with a Bachelor of Science degree and has completed graduate work in Finance at George Washington University, Washington, D.C.

The Board believes that Ms. Still’s experience and qualifications, including, among other things, her significant experience as a senior executive in real estate finance overseeing mortgage lending operations, make her a valuable member of the Board.

Mohit Marria is one of our Class II Directors and joined our Board on November 16, 2020. Mr. Marria is our Chief Executive Officer and Chief Investment Officer. Prior to becoming Chief Investment Officer in December 2013, Mr. Marria was an Executive Vice President of Annaly. While at Annaly, Mr. Marria had responsibility for the development and implementation of Chimera’s trading strategies in residential mortgage-backed securities, residential mortgage loans and its derivatives portfolio. He has been a member of the investment team since Chimera’s inception. Mr. Marria joined Annaly from American International Group (AIG). Prior to working at AIG, Mr. Marria worked at Metropolitan Life Insurance Company. Mr. Marria earned a Bachelor’s Degree in Finance and an M.B.A., each from Rutgers University, New Brunswick, New Jersey.

The Board believes that Mr. Marria’s experiences and qualifications, including his leadership, knowledge, skills and business contacts which were critical for the Company’s transition of business strategy and operations in response to the COVID-19 pandemic, make him a valuable member of the Board.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented appropriate corporate governance policies and observe good corporate governance procedures and practices. We have adopted several written policies relating to corporate governance, including Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our audit committee, risk committee, compensation committee and nominating and corporate governance committee.

Board Oversight of Risk

The Board of Directors is responsible for overseeing our risk management practices, and committees of the Board of Directors assist it in fulfilling this responsibility. The Board of Directors has established a risk committee, which is comprised solely of independent directors, to assist the Board of Directors in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding, operational, regulatory, tax and legal risk; and our risk tolerance, including risk tolerance levels and capital targets and limits.

As required by its charter, the risk committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the risk committee reviews with management our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks and related action plans and has quarterly risk assessment updates with management. In 2021, our Board of Directors participated in this review and discussion, and it expects to continue this practice as part of its role in the oversight of our risk management practices. At their discretion, members of the Board of Directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings. Additionally, the Chair of the risk committee liaises with the Chair of the audit committee to assist the audit committee in its review of our policies with respect to risk assessment and risk management. The audit committee assists the Board of Directors in overseeing our overall risk profile and risk management policies. The audit committee is also responsible managing risks inherent in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm and our internal audit function.

We have entered employment agreements with each of our named executive officers, pursuant to which we pay compensation to each of the named executive officers in the form of both cash and stock-based compensation. Pursuant to our existing equity incentive plan, we grant equity awards to the named executive officers and, in addition, as determined by the Board of Directors we may grant equity awards to our non-executive employees. Our Board of Directors, including our compensation committee, considers that such grants align the interests of the officers and employees with our interests and do not create risks that are reasonably likely to have a material adverse effect on us. As part of its risk assessment and management activities going forward, our compensation committee undertakes an annual review of our compensation policies and practices as they relate to risk, the results of which will be shared with our Board of Directors. For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Board Leadership Structure

We have separated the roles of principal executive officer and Chairman of the Board. Our principal executive officer is Mohit Marria, who is our Chief Executive Officer, Chief Investment Officer, and a director. Our Chairman of the Board of Directors is Gerard Creagh, who is an independent director. The Board of Directors believes this current allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of our company and management. The rules also require that our Board of Directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and that a director otherwise meets the NYSE’s bright line independence standards, before such director can be deemed independent. We have adopted independence standards consistent with NYSE rules. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors, based upon the fact that none of our independent directors have any relationships with us other than as directors and holders of our common stock, affirmatively determined that seven of our directors are independent directors under NYSE rules. Our independent directors are Mark Abrams, Gerard Creagh, Kevin G. Chavers, Sandra Bell, John P. Reilly, Debra W. Still, and Brian P. Reilly. Mohit Marria and Choudhary Yarlagadda are not considered independent because they are employees of the Company. Our Board of Directors previously determined that Paul Donlin, Dennis Mahoney and Teresa Bryce Bazemore, each of whom is no longer a director but served as a director during the last fiscal year, were independent under the NYSE independence requirements and SEC rules, including the requirements and rules applicable to the committees on which they served.

Board Effectiveness, Self-Evaluations and Refreshment

The Board of Directors and Committee refreshment and succession planning process is designed to ensure that the Board of Directors and each committee are comprised of highly qualified directors, with the independence, diversity, skills and perspectives to provide strong and effective oversight. The Board, led by the nominating and corporate governance committee, annually evaluates the composition of the Board and each Committee, and evaluates individual directors to ensure a continued match of their skill sets and tenure against the needs of the Company. In 2021, the nominating and corporate governance committee initiated a Board of Directors search process to identify and vet potential director candidates. Kevin G. Chavers and Sandra Bell were identified as potential Director nominees by management in the case of Mr. Chavers and by a member of the Board in the case of Ms. Bell. Both candidates were considered as part of an extensive and careful search, which involved other candidates proposed by directors and members of management. As a result of this process, the Board elected Mr. Chavers as a new Independent Director effective June 10, 2021 and elected Ms. Bell on December 2, 2021.

The Board of Directors recognizes that a thoughtful and comprehensive Board evaluation process is an integral component of a robust corporate governance framework and an effective Board. Generally, our nominating and corporate governance committee facilitates the annual assessment of the Board of Directors, and each individual director, and then reports to the full Board. Similarly, each committee reviews the results of its assessment to determine whether any changes need to be made to the committee or its procedures. In addition to the formal evaluation processes conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round.

The nominating and corporate governance committee reviews the self-assessment process from time-to-time. For 2021, the nominating and corporate governance committee engaged a third-party to facilitate the 2021 Board of Directors and committee self-assessment process, which involves the following steps:

Interviews: Individual, confidential interviews with each director	→	Review Feedback: Review and analysis of feedback by third-party	→

Discussion of Results:

Third-party to discuss feedback with chair of nominating and corporate governance committee and the Chairman of the Board of Directors and deliver findings to the entire Board and each of its committees

				→	Improvements: Board of Directors considers and implements improvements based on the findings and recommendations from the assessment process

We anticipate that improvements, as the Board of Directors deems necessary, will be made during 2022 and thereafter based on the information gained through this self-assessment process, which is intended to provide the Board of Directors with insight into the following key areas:

✓General Board practices, information, and resources
✓Board dynamics and culture
✓Board leadership
✓Board composition, skills, tenure, and refreshment
✓Committee leadership and composition
✓Relationship with management
✓Succession planning
✓Board priorities, strategy, and purpose
✓Risk oversight

Additional Governance Features

Stock Ownership Guidelines

We believe that each director should have a substantial personal investment in our company. We have adopted stock ownership requirements in our Corporate Governance Guidelines whereby each non-employee director is prohibited from selling or otherwise transferring vested equity awards during his or her term as a director until the aggregate value of all stock holdings in our Company exceeds 5x the cash portion of such director’s annual base retainer fee.

In addition, each of our named executive officers is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for our CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

Our Board of Directors believes that these stock ownership and retention requirements further align the interests of the members of our Board of Directors and our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of compensation to be held as shares of our common stock.

Anti-Hedging/Pledging Policy

Our Corporate Governance Guidelines prohibits all directors, employees and officers from engaging in any hedging transactions with respect to shares of our common stock, including, without limitation, options, short sales, puts, calls, derivative actions such as forwards, futures or swaps. The policy applies to all shares owned by the individual, whether acquired through our equity award programs, open market acquisitions, or otherwise. The policy also prohibits Company’s executive officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Whistleblower Policy

As part of our commitment to transparency and ethical behavior, we have adopted a whistleblower policy and have made a third-party managed whistleblowing hotline available. The whistleblower policy establishes policies and procedures for submission of suspected violations, receipt, retention and treatment of such potential violations, and the protection of individuals reporting suspected violations from retaliatory actions. Reports received are then referred to the chairperson of the audit committee and Chief Legal Officer, who are then responsible for managing follow-up actions and managing an investigation as required, depending on the nature and complexity of the complaint. The identity of whistleblowing employees is kept confidential unless disclosure is required by law.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This Code of Business Conduct and Ethics is applicable to all our employees, including named executive officers and other officers, and directors.

This Code of Business Conduct and Ethics was adopted within the meaning of Item 406(b) of Regulation S- K. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, we intend to disclose these events on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which, in conjunction with the charters and key practices of and policies adopted by our Board of Directors and its committees, provide the framework for the governance of the Company.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, whistleblower policy, and our Corporate Governance Guidelines are available on our website (www.chimerareit.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, New York 10111.

ESG and Corporate Social Responsibility

At Chimera, we have always believed that doing the “right thing” is not only good corporate citizenship, but that it is also good for business. We believe that positive social impact can be the foundation of a profitable investment opportunity, rather than a detractor from financial returns. We also understand that successful employee engagement, diversity, and inclusion in the workforce assists in attracting the best talent and contributes to a stronger business. Our employees, and diversity and inclusion are intrinsic to our operations and success, and hence we are committed to reporting on this topic.

During 2021, the Board of Directors updated its committee charters and the Corporate Governance Guidelines to reflect the oversight and other responsibilities of our Board of Directors and its committees related to our Environmental, Social and Corporate Governance (“ESG”) practices. More specifically, the full Board of Directors is currently responsible for (i) reviewing and evaluating ESG-related plans and practices, (ii) reviewing current ESG trends and discussing such matters with management and communicating the impact on the Company and its stakeholders, (iii) overseeing the development and use of tailored ESG-specific measurement, and tracking metrics, and (iv) reviewing the Company's external ESG-specific communications. In addition, under their respective charters, the compensation committee has specific responsibilities related to our human capital management and the nominating and corporate governance committee has specific responsibilities related to diversity, equity and inclusion. With respect to any ESG matters discussed at the committee level in the first instance, key information is reported out to the full Board of Directors on a regular basis.

Also during 2021, under the guidance of the Board of Directors, we published “An Introduction to ESG & Corporate Responsibility at Chimera,” which is available on our website at www.chimerareit.com. This report highlights initiatives we have in place and sets forth the framework for how we think about social responsibility and ESG. This report marks the outset of our journey towards increased transparency. We are committed to voluntarily disclosing the information and metrics material to our industry and business activities, as identified by the leading framework SASB and we expect to issue a more comprehensive report using the SASB framework in the near future.

The ESG and Corporate Responsibility Summary does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Board Meetings and Committees

Our Board of Directors meets regularly throughout the year. During 2021, there were 14 meetings of the Board of Directors. Our Corporate Governance Guidelines require that any director serving as a chief executive should not serve on more than two boards of public companies in addition to our Board of Directors. Moreover, other directors should not serve on more than four other boards of public companies in addition to our Board of Directors. Our corporate governance guidelines further require that the Board have at least two regularly scheduled meetings each year for our independent directors. These meetings, which are designed to promote unfettered discussions among our independent directors, are presided over by the Chairman of the Board. During 2021, our independent directors had four meetings. In 2021, all directors attended at least 75% of the aggregate meetings of (i) our Board of Directors and (ii) the committees of which they were members, in each case that were held during such director’s term of service in 2021.

Our Board of Directors has the following four standing committees, each of which is comprised solely of independent directors: a compensation committee, an audit committee, a nominating and corporate governance committee, and a risk committee. The table below provides current membership and meeting information for 2021 for each of these committees.

Nominating and
Corporate
	Compensation	Audit	Governance	Risk
Name	Committee	Committee	Committee	Committee
Mark Abrams		X		X*
Sandra Bell		X		X
Kevin G. Chavers**	X*			X
Gerard Creagh	X	X	X
Brian P. Reilly		X*		X
John P. Reilly	X		X
Debra W. Still	X		X*

Total Meetings in 2021	5	6	6	4
____________________

*	Committee Chair

**	Mr. Chavers became Chair of the Compensation Committee on June 10, 2021.

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.chimerareit.com under “Corporate Governance – Governance Documents – Committee Charters.”

Compensation Committee

Our Board of Directors has established a compensation committee, which is currently composed of four of our independent directors, Messrs. Chavers, Creagh and John P. Reilly and Ms. Still. Mr. Chavers chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of and determine the compensation for our executive officers;

●	oversee the type, design, implementation, administration, interpretation and amendment of our compensation plans, policies and programs;

●	recommend to the Board of Directors the compensation for our independent directors;

●	administer the issuance of any securities under our equity incentive plan to our executives;

●	produce annual reports on compensation for inclusion in our proxy statement and prepare any report relating to compensation required by the SEC; and

●	review and discuss with management, as it deems appropriate, the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function.

For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Our Board of Directors has determined that all directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

Our Board of Directors has established an audit committee, which is currently composed of four of our independent directors, Messrs. Abrams, Creagh, and Brian P. Reilly and Ms. Bell. Mr. Brian P. Reilly chairs the audit committee. Our Board of Directors has determined that each of Messrs. Brian P. Reilly, Abrams and Ms. Bell is an audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the Board of Directors in overseeing:

●	the integrity of our financial statements;

●	our compliance with legal and regulatory requirements;

●	the independent registered public accounting firm’s qualifications and independence;

●	the performance of our system of disclosure controls and procedure, internal audit function and independent registered public accounting firm; and

●	our overall risk profile and risk management policies.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our Board of Directors has determined that all directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which is composed of three of our independent directors, Messrs. Creagh, and John P. Reilly and Ms. Still. Ms. Still chairs the nominating and corporate governance committee, which is responsible for seeking, considering, and recommending to the Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the Board of Directors for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board of Directors nominees for each committee of the Board of Directors. In addition, the nominating and corporate governance committee annually facilitates the assessment of the Board of Directors’, and each individual director’s, performance, and then reports thereon to the full Board of Directors. The nominating and corporate governance committee is also tasked with developing and implementing a diversity and inclusion strategy for the Board of Directors, its committees and the Company as a whole, and, from time to time, with reviewing and assessing the Company’s diversity, equity and inclusion programs and efforts, including the determination of goals and evaluation of the progress towards such goals.

Our Board of Directors has determined that all directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

Our nominating and corporate governance committee currently considers the following factors in making its nominee recommendations to the Board of Directors: background, skills, expertise, diversity, accessibility, and availability to serve effectively on the Board of Directors. In addition, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time-to-time, and, as part of the search process, our nominating and corporate governance committee will consider highly qualified candidates, including women and minorities, and take into consideration other aspects of maintaining a diverse Board of Directors. Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates. The nominating and corporate governance committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Secretary in accordance with the procedures described herein under “—Communications with the Board of Directors” and “Additional Matters—Stockholder Proposals.”

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of our nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee and may be considered at any point during the year. See “–Corporate Governance– Board Effectiveness, Self-Evaluations and Refreshment” for further information about the process by which two directors were identified and elected during 2021. As described above, our nominating and corporate governance committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not recommended by a stockholder. In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience, and capability on the Board of Directors.

Risk Committee

Our Board of Directors has established a risk committee, which is composed of four of our independent directors, Messrs. Abrams, Chavers, and Brian P. Reilly and Ms. Bell. Mr. Abrams chairs the risk committee. The risk committee assists the Board in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding risk; our risk tolerance, including risk tolerance levels and capital targets and limits; and our capital, liquidity and funding, operational, regulatory, tax and legal risk.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the Board of Directors, committees of the Board of Directors, the non-management directors, and individual directors by mailing those communications to:

Chimera Investment Corporation
Applicable Addressee*
630 Fifth Avenue, Suite 2400
New York, NY 10111
Phone: (888) 895-6557
Email: investor@chimerareit.com
Attention: Investor Relations

*	Audit Committee of the Board of Directors

*	Compensation Committee of the Board of Directors

*	Nominating and Corporate Governance Committee of the Board of Directors

*	Risk Committee of the Board of Directors

*	Non-Management Directors

*	Name of Individual Director

These communications are sent by us directly to the specified addressee.

We require each member of the Board of Directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. All directors then serving on our Board of Directors attended our 2021 annual meeting of stockholders.

MANAGEMENT

The following sets forth certain information with respect to our executive officers:

Name	Age*	Title
Mohit Marria	44	Chief Executive Officer and Chief Investment Officer
Choudhary Yarlagadda	60	President and Chief Operating Officer
Subramaniam Viswanathan	50	Chief Financial Officer
Phillip J. Kardis II	60	Chief Legal Officer and Secretary

*	as of June 15, 2022

Biographical information for Mr. Marria and Mr. Yarlagadda is provided above under “Proposal 1—Election of Directors.” Certain biographical information for Mr. Viswanathan and Mr. Kardis is set forth below.

Subramaniam Viswanathan is our Chief Financial Officer. Prior to becoming our Chief Financial Officer in July 2021, Mr. Viswanathan served as the Managing Director, Chief Operating Officer – Global Mortgages and Securitized Products since 2012 and served other roles at Bank of America Merrill Lynch since 2007. Mr. Viswanathan previously served as the Senior Vice President, Business Area Controller – Cash and Synthetic CDOs, Securitization and Correlation Desks at Citigroup, Corporate and Investment Banking. Mr. Viswanathan earned his degree in economics from the University of Madras in Chennai, India and his MBA from University of Hartford.

Phillip J. Kardis II is our Chief Legal Officer and Secretary. Prior to becoming Chief Legal Officer in September 2015, Mr. Kardis was a partner with the law firm of K&L Gates LLP where he represented mortgage REITs and other companies and funds that acquire, originate, service and finance residential mortgage loans, mortgage servicing rights and mortgage backed securities, including the Company. Prior to joining K&L Gates LLP in 2004, Mr. Kardis practiced corporate and securities law at several law firms. In addition, Mr. Kardis has held positions at the U.S. Department of Commerce, Rockwell International, the U.S. Senate Committee on the Budget and Analytic Services, Inc. Mr. Kardis has two Bachelor’s Degrees from George Washington University, Washington, D.C., a Master’s Degree from George Washington University, a Master’s Degree from George Mason University, Fairfax, Virginia, and a JD from the Georgetown University Law Center, Washington, D.C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all our executive officers and directors as a group, and (iii) all persons that we believe beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, the information is as of March 31, 2022 and, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 630 Fifth Avenue, Suite 2400, New York, New York 10111.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class
Mohit Marria (2)	26,576	*
Choudhary Yarlagadda (3)	441,706	*
Subramaniam Viswanathan	8,411	*
Phillip J. Kardis II	150,461	*
Mark Abrams	81,809	*
Gerard Creagh	207,090	*
Kevin G. Chavers	-	*
Sandra Bell	-	*
John P. Reilly	108,898	*
Debra W. Still	30,600	*
Brian P. Reilly	68,428	*
All Directors and Officers As a Group (11 persons)	1,123,979	*
Vanguard Group Inc. (4)	21,906,362	9.25%
BlackRock, Inc. (5)	19,839,509	8.4%
Thornburg Investment Management Inc (6)	17,239,980	7.28%
Robert Colligan (7)	265,145	*

*	Less than 1 percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date on which it is calculated. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. For Mr. Creagh the amount of beneficial ownership includes 75,616 deferred stock units (“DSUs”) and for Mr. Brian Reilly it includes 55,428 DSUs in each could be acquired by such director within 60 days of the date of this table. For officers, does not include DSUs that have vested and credited to their accounts pursuant to deferrals made under the terms of our Stock Award Deferral Program. These DSUs do not have voting rights and the officers do not have the right to receive such DSUs within 60 days of March 31, 2022. As of March 31, 2022, the following officers and directors have the following aggregate amounts of vested DSUs credited to their respective accounts:

Name	DSUs
Choudhary Yarlagadda	925,081
Mohit Marria	662,874
Phillip J. Kardis II	37,161

(2)	Includes 7,974 shares of common stock held by members of Mr. Marria’s family.

(3)	Includes 366,287 shares of common stock held by members of Mr. Yarlagadda’s immediate family.

(4)	The address for the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. The shares shown as beneficially owned by The Vanguard Group, Inc. reflect shares owned on its own behalf. The Vanguard Group, Inc. reported having sole voting power over zero shares, shared voting power over 190,969 shares, sole dispositive power over 21,510,094 shares and shared dispositive power over 396,268 shares. Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group Inc. on February 9, 2022.

(5)

The address for this stockholder is 55 East 52nd Street, New York, NY 10022. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Managers Ltd. BlackRock, Inc. reported beneficially owning 19,839,509 shares of common stock with sole voting power over 19,447,036 shares, shared voting power over zero shares, sole dispositive power over 19,839,509 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. on February 3, 2022.

(6)	The address for the stockholder is 2300 North Ridgetop Road, Santa Fe, NM 87506. The shares shown as beneficially owned by Thornburg Investment Management Inc reflect shares owned on its own behalf. Thornburg Investment Management Inc reported beneficially owning 17,239,980 shares of common stock with sole voting power over 17,239,980 shares, shared voting power over zero shares, sole dispositive power over 17,239,980 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by Thornburg Investment Management Inc on February 7, 2022.

(7)	Mr. Colligan served as the Company’s chief financial officer until June 22, 2021. Based solely on information contained in a Form 4 filed by Mr. Colligan with the SEC on February 18, 2021.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding 2021 compensation for our named executive officers.

Our named executive officers for 2021 are the following:

Name	Age*	Title (as of last day of 2021)
Mohit Marria	44	Chief Executive Officer, Chief Investment Officer
		and Director
Subramaniam Viswanathan	50	Chief Financial Officer
Choudhary Yarlagadda	60	Chief Operating Officer, President and Director
Phillip J. Kardis II	60	Chief Legal Officer and Secretary
Robert Colligan	50	Former Chief Financial Officer

*	as of April 27, 2022

In 2021, Mr. Colligan served as our Chief Financial Officer (and principal financial officer) until June 22, 2021. On July 31, 2021, Mr. Viswanathan became our Chief Financial Officer and was appointed as our principal financial officer on August 9, 2021. Mr. Marria served as our principal financial officer after June 22, 2021 until Mr. Viswanathan began in that role.

We have divided the discussion of the key features of our executive compensation program into four parts:

1.	Overview

2.	Key Design Features and 2021 Actions

3.	Governance

4.	Other Features and Policies

Overview

Employment Agreements

On December 17, 2018, we entered three-year employment agreements with each named executive officer effective January 1, 2019, other than Mr. Viswanathan who entered into an employment agreement with the Company that became effective on July 31, 2021 in connection with his employment with the Company.

The employment agreements specify the mix of salary and incentive compensation opportunities comprising each named executive officer’s total direct compensation opportunity. The mix includes a significant focus on variable incentive compensation opportunities intended to directly link the amount of total direct compensation received to Company performance over one- and three-year periods but with an adjusted balance in the mix of awards and updates to the performance measures and maximum award opportunities as noted below. As separately discussed below, Mr. Viswanathan’s total direct compensation opportunity solely for 2021 differs from the other named executive officers in connection with his recruitment and start date in July 2021. The employment agreements for the named executive officers other than for Mr. Viswanathan provide that the incentive compensation opportunity:

●	is variable, potentially ranging from 0% to 200% or 250% of the target depending on the performance goal and actual performance result,

●	is determined based on a balanced combination of: (i) our return on average equity (“ROAE”) measured against an index of comparator companies, (ii) our total economic return (changes in book value per share plus dividends per share) performance as compared against an index of comparator companies over a three-year performance period (“relative TER”), and (iii) a fixed restricted stock unit grant, and

●

to the extent earned, is delivered in a balanced mix of cash and equity awards that include additional vesting requirements, to further encourage executive retention and alignment of interests with the long-term interests of our stockholders.

2021 Performance Highlights

We continued to work throughout the year on the liability side of our balance sheet to enhance liquidity and strengthen our cash position. In addition, we were able to continue to conduct our business, closing a number of securitizations and paying a higher dividend per share than many of its peers. As a result of these efforts, we were able to accomplish the following:

●	Increased common stock dividends by 10% to $0.33 per common share in 2021, payable quarterly.

●	Committed to acquire $3.2 billion of residential mortgage loans, while completing three rated prime jumbo securitizations, one rated agency eligible investor loan securitization, and two reperforming mortgage loan securitizations.

●	Called 13 reperforming mortgage loan securitizations and issued 8 new securitizations with the related collateral at an average advance rate of 84%. The proceeds from these new securitizations less payment of debt on securitizations that were called resulted in a net cash inflow of $911 million.

●	Company ROAE for 2021 was 17.7%.

●	Retired 20.3 million warrants.

●	Continued to pay off and refinance our debt resulting in our GAAP debt-to-equity ratio decreasing from 3.6:1 to 3.0:1 and our recourse leverage decreasing from 1.2:1 to 0.9:1 compared to 2020. In addition, the strengthening of our liability side of our balance sheet helped our earnings available for distribution to increase more than 28% from $334 million in 2020 to $429 million in 2021.

2021 Compensation Highlights

Compensation decisions by the compensation committee for 2021 demonstrate the link between the compensation opportunities for our named executive officers and performance for our stockholders, consistent with the design contemplated by the employment agreements:

●	Our ROAE for the 4-quarter measurement period (Q4 2020 to Q3 2021) was 17.7%, which placed us 3rd across the 33 companies in the iShares Mortgage Real Estate ETF. This performance equaled above the 93.8 percentile against the peer group, resulting in the ROAE cash bonus being awarded to the named executive officers (other than Mr. Viswanathan) at 231.3% of the target bonus. In accordance with his employment agreement, Mr. Viswanathan received a fixed cash bonus of $1,000,000 for 2021.

●	The named executive officers received a fixed grant of restricted stock units (“RSUs”) vesting over three years. Mr. Marria and Mr. Yarlagadda also received one-time promotional awards of RSUs at the beginning of 2021 to reflect Mr. Marria’s promotion to Chief Executive Officer and Mr. Yarlagadda’s promotion to President.

●	The named executive officers (other than Mr. Viswanathan) received a grant of performance share units (“PSUs”) in early 2021 that become earned based on our relative TER performance for 2021-2023.

●	For the 2019 PSUs, which were earned based on relative Total Economic Return for the three-year period ended September 30, 2021 under the employment agreements (other than Mr. Viswanathan), our Total Economic Return for that period was about the 47th percentile of the companies constituting the NAREIT FTSE Mortgage Home Finance index. This performance resulted in shares issued pursuant to the 2019 PSU award at 88.4% of the target award amount.

Compensation Policies

The compensation committee has established the following compensation policies that we believe are in the best, long-term interests of our stockholders:

What We Do and How We Do It

Provide a majority of compensation in performance-based compensation	For CEO, over 75% of target total direct compensation is performance-based
Pay for performance based on measurable goals for both annual and long-term awards	Use multiple, balanced measures, focused on ROAE and relative TER
Balanced mix of cash and stock-based awards tied to annual and long-term performance	Majority of incentive tied to ROAE; stock portion evenly split between time-vesting and performance-vesting based on 3-year relative TER
Stock ownership and retention policy	5x salary for CEO and 3x salary for all other named executive officers; 100% of shares must be retained until minimum ownership level is met; applies until 6 months after termination of employment
Receive advice from independent compensation consultant	Compensation consultant (Frederic W. Cook & Co.) provides no other services to the Company
What We Don’t Do and The Reasons Why
No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment
No change in control excise tax gross up	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests

No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
No single trigger vesting of equity compensation upon a change in control	Per employment agreements, vesting following a change in control requires involuntary termination of employment (double-trigger)
No hedging transactions permitted	Policy prohibits hedging transactions, including the purchase of financial instruments designed to hedge/offset any decrease in the market value of our stock

Key Design Features and 2021 Actions

Overview of Elements of Compensation

Our named executive officers (other than Mr. Viswanathan), pursuant to their employment agreements, receive compensation primarily in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% or 250% of the target depending on the performance goal and actual performance result. Mr. Viswanathan’s incentive compensation opportunity under his employment agreement follows a different format related to his recruitment to the Company in 2021 and is therefore discussed separately below.

Each executive’s base salary is fixed for the term of the employment agreement and represents a smaller portion of the total annual compensation, helping us to effectively manage our fixed expenses. The compensation committee periodically reviews base salary levels in light of market practices and changes in responsibilities. For 2021, the base salary amounts were as follows:

2021 Base Salary

Name	Amount
Mohit Marria	$750,000
Subramaniam Viswanathan	$500,000
Choudhary Yarlagadda	$800,000
Phillip J. Kardis II	$750,000
Robert Colligan	$500,000

The employment agreements provide a total target incentive award amount and the weighting among the three components as was the case for the original employment agreements. The compensation committee believes the allocation of incentive compensation opportunities reflected in the employment agreements represents an appropriately balanced approach to providing incentive compensation opportunities. The following chart summarizes the 2021 target incentive award and the three components for each executive:

Overview of Compensation Elements

Compensation Element	Description	Objectives
Base Salary	●Fixed cash compensation for the term of each executive’s employment agreement.	●Per employment agreement ●Provides fixed level of cash compensation ●Reward executives for efficiently generating earnings ●Creates a direct connection between business success and financial reward
Annual Incentive	●Majority of the total incentive compensation opportunity for the year, payable in cash ●Ranges from 0% to 250% of target, based on relative ROAE performance	●Reward executives for efficiently generating earnings ●Creates a direct connection between business success and financial reward
Long-Term Incentives
●Half of long-term incentive compensation opportunity in the form of a fixed RSU award, which vests ratably over 3 years
●Half of long-term incentive opportunity in the form of a PSU award
●PSU payout ranges from 0% to 200% of target, based on relative TER performance
●PSUs provide multi-year focus on driving stockholder returns ●Both awards align named executive officers with stockholder interests and encourage retention
Post-Employment Benefits
●Employment agreements include severance payments and benefits in case of involuntary termination (without cause or with good reason)
●Severance amounts are not excessive (generally, 1.5-2.25x salary and cash bonus, even in connection with a termination following a change in control)
●No single-trigger vesting of equity awards upon a change in control (if awards are assumed)
●No 280G or other tax gross-ups agreements

●Per negotiated employment agreements
●Market-competitive practice to limit executive risk of involuntary termination without cause, and encourages stable management team
●Change in control provisions ensure that management will be able to fairly assess potential transactions
●Competitive with peer companies
●Assists with recruitment and retention

Other Benefits	●401(k), health care and life insurance programs, same as other non-executive employees ●No executive perquisites

2021 Incentive Compensation Decisions

General. The compensation design reflected in the employment agreements weights the compensation opportunities heavily towards variable, performance-based awards in a mix of cash and stock and is balanced by annual and multi-year performance goals. The compensation committee believes that the incentive compensation design reflected in the employment agreements is appropriately tied to our business strategy and will encourage our management team to pursue strategies intended to deliver efficient earnings against our capital base and strong stockholder returns. See below for a discussion about the compensation arrangements for Mr. Viswanathan under his employment agreement.

The 2021 design for named executive officers (other than Mr. Viswanathan) includes an incentive award opportunity broken into three key components:

●	a relative ROAE bonus, based on performance for the four quarters beginning with the fourth-quarter 2020 through the third-quarter 2021, payable in cash ranging from 0% to 250% of target,

●	a fixed long-term incentive (“LTI”) bonus granted in early 2021 as an award of RSUs vesting ratably over three years, and

●	a relative TER bonus granted in early 2021 as a PSU award that becomes earned based on TER results over a 3-year performance period (October 2020 through September 2023) and ranging from 0% to 200% of target.

ROAE and TER are key financial measures for us because, as a mortgage REIT, we are focused on generating earnings efficiently against our capital base and returning those earnings to our stockholders, primarily in the form of dividends. Providing RSUs and PSUs as part of the mix should encourage retention and align the interests of the named executive officers with the long-term interests of our stockholders.

The employment agreements provide a total target incentive award amount and the weighting among the three components. The compensation committee believes the allocation of incentive compensation opportunities reflected in the employment agreements represents an appropriately balanced approach to providing incentive compensation opportunities. The following chart summarizes the 2021 target incentive award and the three components for our named executive officers (other than Mr. Viswanathan):

2021 Incentive Compensation Targets per Employment Agreements

	ROAE Bonus	Fixed LTI Bonus	TER Bonus (PSU	Total target
Name	(cash)	(RSU award)	award)	Incentive award*
Mohit Marria	$2,000,000	$500,000	$500,000	$3,000,000
Choudhary Yarlagadda	$1,782,000	$594,000	$594,000	$2,970,000
Phillip Kardis	$1,485,000	$495,000	$495,000	$2,475,000
Robert Colligan**	$990,000	$330,000	$330,000	$1,650,000

*	The total target incentive award is subject to review and potential adjustment by the compensation committee. The compensation committee increased Mr. Marria’s target ROAE Bonus from $1,500,000 to $2,000,000 beginning for 2021 in connection with his promotion to Chief Executive Officer.

**	Mr. Colligan served as the Company’s Chief Financial Officer until June 22, 2021 (with a garden leave period through September 20, 2021).

ROAE Bonus. The amount of the ROAE bonus for 2021 was determined based on ROAE results against the ROAE performance of the members of our peer group for the “Annual Cash Bonus Measurement Period” (Q4 2020 to Q3 2021). The ROAE bonus earned for a year is payable in cash by no later than January 31 of the following year. Under the employment agreements, ROAE means the Company’s net income for the year divided by its average equity for the year.1

____________________

[1]	For this purpose, the Company’s net income is determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the applicable performance period. If, for any portion of any performance period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded. The Company’s average equity under the employment agreements means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the compensation committee in its sole discretion for the applicable performance period. For purposes of calculating ROAE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each quarter during the applicable performance period.

The following chart summarizes the ROAE performance goals and results for 2021:

	Percentage of Target
Relative ROAE	Cash Payable
<Threshold	0%	2021 ROAE Result
50th Percentile	100%	17.7%
75th Percentile	175%	93.75th Percentile
100th Percentile	250%

“Threshold” means the lesser of (x) the average of the weekly 2-year Treasury note rates published in the US. Reserve H.15 Report for the 52 weeks in the applicable Annual Cash Bonus Measurement Period plus 100 basis points or (y) the 25th percentile of Relative ROAE. The percentage of Target Cash Bonus payable for Relative ROAE achieved between the threshold and the 100th percentile that is not set forth in the above table is determined by linear interpolation.

Based on this performance, the Annual Cash Bonus earned, which is included in the Summary Compensation Table as 2021 compensation under the “Non-Equity Incentive Plan” column, was as follows:

2021 ROAE Bonus Amounts

		ROAE Bonus
	ROAE Bonus	Actual
Name	Target	231.3% of Target
Mohit Marria	$2,000,000	$4,626,000
Choudhary Yarlagadda	$1,782,000	$4,121,766
Phillip Kardis	$1,485,000	$3,434,805
Robert Colligan	$990,000	$1,649,961 [1]

Fixed LTI RSU Bonus. In accordance with the employment agreements, each named executive receives an annual “Fixed LTI” RSU bonus each year based on the fixed amount set forth on the chart below. The RSUs are granted at the beginning of the year and vest ratably over three years subject to the executive’s continued employment. For Mr. Viswanathan, the RSUs were granted as of his hire date but have the same three-year vesting schedule starting in January 2022 as the 2021 RSU awards for the other named executive officers. For the named executive officers other than Mr. Viswanathan, the number of RSUs granted is based on the dollar value of the award and the average daily volume weighted average price (“VWAP”) for the Company’s common stock for the 20 consecutive trading days ending on December 31, 2020. For Mr. Viswanathan, the number of RSUs was based on the VWAP for the Company’s common stock for the 20 consecutive trading days ending on August 6, 2021. The following chart summarizes the Fixed LTI RSU bonus awards for 2021:

____________________

Notwithstanding the foregoing, stockholders’ equity attributable to an issuance of common stock of the Company during the performance period shall be excluded from the calculation of “Company Average Equity” for a period of six months from such issuance.

[1]	Mr. Colligan served as our Chief Financial Officer until June 22, 2021 (with a garden leave period through September 20, 2021) and was entitled to a pro rata bonus through September 20, 2021. The prorated amount actually paid is included as 2021 “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2021 RSU Bonus Award

Name	Amount
Mohit Marria	$500,000
Subramaniam Viswanathan	$750,000
Choudhary Yarlagadda	$594,000
Phillip J. Kardis II	$495,000
Robert Colligan	$330,000

TER Bonus: 2021-2023. The TER bonus for 2021 was provided as an award of PSUs under our equity compensation plan granted early in 2021 with a three-year performance period (2021-2023). The target number of PSUs granted was based on the target value of the award and the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 31, 2020. On this basis, the target number of PSUs granted for the PSU bonus for 2021 was as follows:

TER Bonus Target PSUs
2021-2023 Award

Name	Target PSUs (#)
Mohit Marria	47,421
Choudhary Yarlagadda	56,336
Phillip J. Kardis II	46,947
Robert Colligan	31,298

The grant date fair value of this award for accounting purposes is included in the Summary Compensation Table as 2021 compensation under the “Stock Awards” column.

The actual number of PSUs earned is based on our TER performance for the three-year performance measurement period (October 2020 – September 2023), relative to the TER performance of the companies included in the iShares Mortgage Real Estate ETF for that period, as follows:

Relative TER Performance Goals

Relative TER Performance	% of Target Earned
Below Threshold	0%
Target: 50th percentile	100%
Max: 75th percentile or above	200%

The threshold is the 25th percentile, below which no amount is earned. Performance between threshold and target or target and maximum will result in a percentage earned that is interpolated on a straight-line basis.

PSUs, to the extent earned, are payable by delivery of one share of our common stock for each PSU earned, payable by January 30th following the end of the performance period. The named executive officer generally must remain employed with us for the full performance period to earn the PSU, also encouraging retention.

TER Bonus Earned: 2019-2021.

In accordance with the original employment agreements, the Total Economic Return (change in the Company’s book value plus dividend) (“TER”) bonus for 2019 was provided as an award of PSUs under our equity compensation plan granted early in 2019, with TER (including dividends) measured over a three-year performance measurement period (October 2018 through September 2020) with the relative TER performance goals listed below. The Company’s TER over the three-year performance measurement period was twelfth among the constituents of the NAREIT FTSE Mortgage Home Financing index over that period placing the Company above the 48.4th percentile.

Relative TER Performance Goals

Relative TSR Performance	% of Target Earned
Below Threshold: Below 25th percentile	0%
Threshold: 25th percentile	50%
Target: 50th percentile	100%
Max: 75th percentile or above	200%

Based on this performance, the number of 2019-2021 PSUs earned was 88.4% of target:

2019 TER Bonus Earned Amounts

Name	2019-2021 PSUs Target (#)	2019-2021 PSUs Actual (#)
Mohit Marria	27,137	23,990
Choudhary Yarlagadda	32,239	28,500
Phillip Kardis	26,866	23,750
Robert Colligan	17,911	15,833

Dividend Equivalents on RSUs and PSUs. Awards of RSUs and PSUs will accrue dividend equivalents (as additional stock units) as if the awards were outstanding shares of our common stock, but the dividend equivalents will be paid only if and to the extent the underlying award becomes earned and vested. Because we are a mortgage REIT, dividends are a key component of our total stockholder return. The compensation committee believes that allowing dividend equivalents to accrue on outstanding awards will further focus our named executive officers on achieving net income goals and returning earnings to our stockholders through dividends.

Promotion Awards. Mr. Marria’s and Mr. Yarlagadda’s employment agreements were unchanged for 2021 even though Mr. Marria was promoted to Chief Executive Officer and Mr. Yarlagadda was promoted to President beginning January 1, 2021. To recognize the increased duties and responsibilities associated with these promotions and given there was no corresponding change to salary or target long-term incentive awards, on January 2, 2021 each was awarded a promotion bonus of 500,000 Restricted Stock Units of which 100,000 vested on January 15, 2021 and remaining vests equally over the next four years. Unlike the annual long-terms incentive awards under the employment agreements, these promotion awards do not vest upon retirement (as described further under “Potential Payments upon Termination of Employment or Change in Control (CIC)”).

Employment Agreement and 2021 Compensation for Mr. Viswanathan

Mr. Viswanathan, our Chief Financial Officer, was recruited, mid-year, from a senior position at another corporation during 2021. Our Board of Directors determined that it was important to recruit Mr. Viswanathan given his broad experience in capital markets and operations. To induce Mr. Viswanathan to resign his position mid-year, the compensation committee designed a transition compensation structure for 2021 that differs from the other named executive officers. Under his employment agreement, for 2021, Mr. Viswanathan receives compensation in the form of:

●	salary,

●	cash bonus equal to $1,000,000, and

●	a long-term incentive equity award in the form of time-vesting RSUs equal to $750,000.

For 2022, Mr. Viswanathan’s employment agreement provides for incentive compensation that will have the same mix of components as the other named executive officers.

Governance

Compensation Committee Provides Oversight

The compensation committee, comprised entirely of independent members of our board of directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our named executive officers and other executives is fair, competitive and motivates high performance. The terms of the employment agreements, and actions on compensation under the employment agreements, are under the primary direction of the compensation committee.

Under our executive compensation philosophy, we provide compensation in the forms and at levels that we believe will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes that we need. The compensation program reflected in the employment agreements is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit our company and our stockholders, and to create an alignment of interests between our executives and our stockholders. The compensation program is designed to place a greater weight on rewarding the achievement of longer-term objectives and financial performance of the Company.

Independent Compensation Consultant Used by the Compensation Committee

The compensation committee engaged Frederic W. Cook & Co. (“FW Cook”) to advise the compensation committee on alternatives for executive compensation design. As part of this assignment, FW Cook reviewed the executive compensation levels, mix and design at our peer companies (discussed below), modeled alternative incentive compensation designs and advised the compensation committee on other competitive market practices more generally. FW Cook provides no other services to the Company.

CEO and Management Have Limited Roles in Compensation Determinations

The compensation committee is solely responsible for compensation decisions regarding our CEO subject to ratification and confirmation by the independent members of our Board. When making compensation recommendations for named executive officers other than the CEO, the compensation committee expects to seek and consider the advice and counsel of the CEO, given his direct day-to-day working relationship with those executives. Taking this feedback into consideration, the compensation committee will engage in discussions and makes final determinations related to compensation paid to the named executive officers, consistent with the requirements of each employment agreement.

Use of Peer Group Data

In designing the employment agreements, the compensation committee engaged FW Cook to refresh our peer companies for purposes of analyzing the competitiveness of our total direct compensation opportunities. Based on that analysis, the compensation committee approved a list of peer companies, as shown below. The peer group is intended to focus on internally managed publicly traded companies with a comparable focus of making investments.

AGNC Investment	MFA Financial, Inc.
AllianceBernstein	MGIC Investment Corp.
Capstead Mortgage Corporation*	Nationstar Mortgage Holdings, Inc.**
CYS Investments, Inc.*	PennyMac Financial Services, Inc.
Eaton Vance	Radian Group, Inc.
Federated Investors	Redwood Trust, Inc.
iStar Financial, Inc.	Walker & Dunlop
Legg Mason

*	No longer a publicly traded company

**	Now Mr. Cooper Group Inc

Consideration of 2021 Say-on-Pay Vote

At our 2021 annual meeting, our stockholders voted approximately 86.9% in favor of our executive compensation program. The compensation committee has considered the results of the 2021 say-on-pay vote and believes that the support of our stockholders in this vote reflects support for our approach to executive compensation. The compensation committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking. We believe our design includes appropriate features intended to limit the risk of excessive risk-taking by our named executive officers, including, without limitation (i) incentive compensation capped at 200% to 250% of target depending on the performance goal, (ii) use of multiple financial measures over both annual and multi-year periods, (iii) elements of incentive compensation tied to individual performance goals, and (iv) meaningful stock ownership and retention requirements that apply until six months after termination of employment.

Other Features and Policies

Share Ownership Guidelines

Per the Company’s Corporate Governance Guidelines each named executive officer is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for the CEO and 3x for the other named executive officers. Per the employment agreements, once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

The compensation committee believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Savings and Health and Welfare Benefits

Our named executive officers participate in the broad-based 401(k) retirement savings plan generally available to our employees, which includes an opportunity to receive employer matching contributions. We do not currently provide for pension plans or supplemental retirement plans for our named executive officers.

All our named executive officers also participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to our employees.

We have established a Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation Plans.” Under this program, named executive officers can elect to defer payment of RSU and PSU awards after vesting until termination of employment or an earlier specified date. Amounts deferred are tracked as deferred stock units (“DSUs”), continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program assists our executive officers with retirement savings, and further encourages their long-term retention of stock awards earned under our compensation program.

Perquisites and Other Personal Benefits

We do not currently provide our named executive officers with any perquisites or other personal benefits.

Compensation Recovery (Clawback) Policy

As required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, our CEO and CFO would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to the misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act once final rules have been adopted.

Severance Protection under the Employment Agreements

Each employment agreement includes certain severance payments and benefits for the named executive officer in case of involuntary termination during the term of the agreement, including termination by us without cause or termination by the executive for certain adverse changes in employment conditions (referred to as “good reason”). The amount and form of the severance benefits depends on whether the involuntary termination occurs in connection with a change in control or not. No severance is provided for a voluntary termination (not for good reason) or involuntary termination for cause. We do not believe that the severance benefits provided are excessive. The following briefly summarizes the severance benefits provided in case of a qualifying termination. More detail (including estimated quantifiable amounts) is provided under “Potential Payments upon Termination or Change in Control.”

●	Termination without cause or with good reason not in connection with a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated (i) by the Company without cause other than within six months before or 24 months following a change in control or (ii) the executive for good reason other than within 24 months following a change in control of the Company, the executive will be entitled to: (i) a severance payment equal to 1.5 times the sum of (a) his base salary and (b) the greater of (x) target cash bonus for the year of termination or (y) his average of the annual cash bonus awarded for the three most recent calendar years, payable in 18 equal monthly installments; (ii) 12 months of Company-paid COBRA premiums; (iii) accelerated vesting of time- based equity awards; (iv) continued vesting potential of the PSUs granted in connection with the TER portion of his annual bonus subject to actual performance results; (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination subject to actual performance results.

●	Termination without cause or with good reason in connection with a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated by (i) the Company without cause within six months before or 24 months following a change in control or (ii) the executive for good reason within 24 months following a change in control of the Company, the executive will be entitled to (i) ) a severance payment equal to 2.25 times, in the case of Mr. Yarlagadda, or 2 times, in the case of the other executives, the sum of (a) his base salary and (b) the greater of (x) target cash bonus for the year of termination or (y) his average of the annual cash bonus awarded for the three most recent calendar years, payable in a lump sum, (ii) 18 months of Company-paid COBRA premiums; (iii) accelerated vesting of time-based equity awards (including the PSUs granted in connection with the TER portion of his annual bonus, which will be converted into time-based RSUs upon a change in control based on the Company’s TER through such change in control); (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination.

The employment agreements also include a 90-day advanced notice requirement for the executive to resign and certain post-employment covenants, including customary non-solicitation and non-competition covenants for twelve-months post-employment, and customary non-disparagement and confidentiality restrictions.

The compensation committee believes that these severance provisions serve the interests of stockholders by encouraging stability among our management team. The change in control protections also help to ensure that management will be able to fairly review any possible business combinations. The compensation committee believes that the severance protections in the employment agreements reflect current best practices, including (i) no 280G excise tax gross-ups, (ii) reasonable levels of severance compensation, (iii) no single-trigger (or “modified” single trigger) rights to severance (including equity vesting) and (iv) performance-based awards remain subject to performance conditions.

Timing of Equity Grants

RSU and PSU awards are granted at a regularly-scheduled compensation committee meeting, generally during the first quarter of each year. Awards are generally effective on the date of the meeting at which they were approved. Dates for compensation committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Kevin G. Chavers, Chair
Gerard Creagh
John P. Reilly
Debra Still

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2021, 2020, and 2019, to our Chief Executive Officer and our current and former Chief Financial Officer, and our three highest paid other executive officers serving in their positions at December 31, 2021.

Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Mohit Marria Chief Executive Officer, Chief Investment Officer and Director	2021	$750,000	$ -	$6,583,196	$4,626,000	$17,400	$11,976,596
	2020	$750,000	$ -	$1,485,733	$3,364,500	$17,100	$5,617,333
	2019	$750,000	$ -	$2,079,216	$3,220,500	$16,500	$6,066,216
Subramaniam Viswanathan Chief Financial Officer	2021	$208,333	$1,000,000	$776,684	$-	$-	$1,985,018
	2020	NA	NA	NA	NA	NA	NA
	2019	NA	NA	NA	NA	NA	NA
Choudhary Yarlagadda Chief Operating Officer, President and Director	2021	$800,000	$ -	$6,857,332	$4,121,766	$17,400	$11,786,498
	2020	$800,000	$ -	$1,765,016	$3,997,000	$17,100	$6,579,116
	2019	$800,000	$ -	$2,781,588	$3,826,000	$16,500	$7,424,088
Phillip J. Kardis II Chief Legal Officer, Secretary	2021	$750,000	$-	$1,443,620	$3,434,805	$17,400	$5,645,825
	2020	$750,000	$-	$1,470,867	$3,330,900	$17,100	$5,568,867
	2019	$750,000	$-	$2,191,097	$3,188,300	$16,500	$6,145,897
Robert Colligan Former Chief Financial Officer	2021	$388,410	$ -	$962,414	$1,649,961	$3,641,089	$6,641,874
	2020	$500,000	$ -	$980,599	$2,220,600	$17,100	$3,718,299
	2019	$500,000	$ -	$1,545,348	$2,125,500	$16,500	$4,187,348

(1)	All listed named executive officer positions are those held as of December 31, 2021 other than Mr. Colligan who served as our Chief Financial Officer until June 22, 2021. On July 31, 2021, Mr. Viswanathan became our Chief Financial Officer and was appointed as our principal financial officer on August 9, 2021. Mr. Marria served as our principal financial officer after June 22, 2021 until Mr. Viswanathan began in that role.

(2)	The base salary amounts in this column represent actual base compensation paid or earned through the end of the applicable fiscal year and for Mr. Colligan includes $28,257 for unused vacation.

(3)	The amounts in this column represent the aggregate grant date fair value of the awards detailed under “Grants of Plan-Based Awards in 2021” in this Proxy Statement, for 2021 comprised of:

●	An RSU award for the 2021 Fixed LTI bonus, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date (or next preceding trading day if the grant date was not a trading day) but excluding the effect of potential forfeitures; and

●	PSUs awarded in early 2021 representing the TER bonus for 2021, to be earned based on the Company’s relative TER performance for the period 2021-2023, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on an assumed probable outcome of maximum performance. See “Compensation Discussion and Analysis -- Key Design Features and 2021 Actions” for additional information about the TER bonus.

●

Promotion RSU awards to Mr. Marria and Mr. Yarlagadda in early 2021 and a new hire RSU award to Mr. Viswanathan in August 2021, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date (or next preceding trading day if the grant date was not a trading day) but excluding the effect of potential forfeitures.

See Note 12 (Equity Compensation, Employment Agreements and other Benefit Plans) to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed for the year ended December 31, 2021 for additional information on the assumptions used in the grant date fair value for our equity compensation awards.

SEC rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. In 2018 and earlier under prior employment agreements, RSUs were awarded after the end of the relevant performance year as part of a discretionary bonus. This design changed starting in 2019, but as a result, amounts shown as 2019 compensation in the “Stock Awards” column reflect both the discretionary bonus RSU awards granted in early 2019 for 2018 performance as well as for 2019 LTI Fixed Bonus awards. Under the current employment agreements, the LTI Fixed Bonus RSU awards are granted in the same year to which they otherwise relate, and therefore this timing issue does not impact the 2020 and 2021 amounts in the table above.

(4)

For 2021, the amounts in this column represent the ROAE cash bonus earned for performance in 2021. See “Compensation Discussion and Analysis -- Key Design Features and 2021 Actions” for additional information.

(5)

Except for the amounts payable to Mr. Colligan in connection with his severance (noted below), the amounts in this column for 2021 represent matching contributions of up to 6% of each named executive officer’s base salary that were made by us with respect to each of the named executive officers pursuant to our Section 401(k) plan. The amount in this column for Mr. Colligan for 2021 includes the accrued amount his cash severance payment of $3,579,300 payable over 18 months commencing in October 2021, plus the value of 12 months of COBRA premiums of $44,389, all in accordance with the severance provisions in his Employment Agreement in accordance with the severance provisions in his Employment Agreement. See “Potential Payments Upon Termination or Change in Control (CIC)” below for additional details.

Grants of Plan Based Awards in 2021

The following table summarizes certain information regarding all plan-based awards granted to the named executive officers during the year ended December 31, 2021.

	Estimated Potential Payouts under					Estimated Future Payouts under
	Non-Equity Incentive Plan Awards (2)					Equity Incentive Plan Awards (3)
									All Other
									Stock
	Award	Grant							Awards	Grant Date Fair
	Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(4)(5)	Value of Stock and
Name	(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Option Awards (6)
Mohit
Marria	ROAE	1/1/2021	$0	$2,000,000	$5,000,000
	RSU	1/2/2021							47,421	$486,065
	RSU-P	1/2/2021							500,000	$5,125,000
	PSU	1/2/2021				-	47,421	94,842		$972,131
Subramaniam
Viswanathan
	RSU	8/6/2021							51,402	$776,684

Choudhary
Yarlagadda	ROAE	1/1/2021	$0	$1,782,000	$4,455,000
	RSU	1/2/2021							56,336	$577,444
	RSU-P	1/2/2021							500,000	$5,125,000
	PSU	1/2/2021				-	56,336	112,672		$1,154,888
Phillip J.
Kardis II	ROAE	1/1/2021	$0	$1,485,000	$3,712,500
	RSU	1/2/2021							46,947	$481,207
	PSU	1/2/2021				-	46,947	93,894		$962,414
Robert
Colligan	ROAE	1/1/2021	$0	$990,000	$2,475,000
	RSU	1/2/2021							31,298	$320,805
	PSU	1/2/2021				-	31,298	62,596		$641,609

(1)

Type of Award:

ROAE = ROAE cash bonus for 2021

RSU = Time-vesting RSU granted as the 2021 LTI Fixed bonus and new hire RSU award for Mr. Viswanathan

RSU-P = One-time promotion awards of RSUs (see footnote 5 below for further details)

PSU = Performance-vesting stock unit awards granted in 2021

(2)

The ROAE cash bonus awards were earned based on 2021 ROAE performance. See “Compensation Discussion and Analysis -- Key Design Features and 2021 Actions” for additional information on the 2021 goals and results. The actual amounts paid are included as 2021 compensation under the “Non-Equity Incentive Plan” column in the Summary Compensation Table.

(3)

The PSUs granted in 2021 represent the 2021 TER bonus opportunity and may be earned based on our relative TER performance for 2021-2023. See “Compensation Discussion and Analysis -- Key Design Features and 2021 Actions” for additional information on the 2021 TER bonus goals. The number of target PSUs was determined based on the applicable TER bonus dollar denominated amount divided by the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 31, 2020.

(4)

The RSUs granted in 2021 represent the Fixed LTI bonus for 2021. The numbers of shares granted were based on the applicable dollar amount of the award for the specific named executive officer divided by the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 31, 2020. Each of these awards vest in equal annual installments over three years following the grant date, subject to continued employment.

(5)

The RSU-P awards are the promotion bonus of 500,000 RSUs awarded to each of Mr. Marria and Mr. Yarlagadda related to changes in their roles effective January 1, 2021 following the retirement of our prior CEO, of which 100,000 vested on January 15, 2021 and the remaining vest equally over the next four years.

(6)	See footnote (3) under the Summary Compensation Table for information on how the grant date fair value for RSU and PSU grants made in 2021 are determined.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of December 31, 2021.

Stock Awards

				Market
			Number of	Value of	Equity Incentive Plan	Equity Incentive Plan
			Shares or	Shares or	Awards: Number of	Awards: Market or
			Units of	Units of	Unearned Shares,	Payout Value of
			Stock That	Stock That	Units or Other Rights	Unearned Shares, Units
	Award		Have Not	Have Not	That Have Not	or Other Rights That
	Type		Vested	Vested	Vested	Have Not Vested
Name	(1)	Grant Date	(#)(2)	($) (3)	(#)(2)(4)	($)(3)
	RSU	1/2/2019	15,588	$235,065
Mohit Marria	PSU	1/2/2019			75,064	$1,131,962
	RSU	2/16/2019	19,343	$291,684
	RSU	1/2/2020	20,995	$316,603
	PSU	1/2/2020			60,250	$908,566
	RSU	1/2/2021	50,648	$763.765
	RSU-P	1/2/2021	434,020	$6,545,024
	PSU	1/2/2021			101,295	$1,527,530

Subramaniam
Viswanathan	RSU	8/16/2021	52,497	$791,656

Choudhary
Yarlagadda	RSU	1/2/2019	18,520	$279,285
	PSU	1/2/2019			89,176	$1,344,781
	RSU	2/16/2019	32,641	$492,221
	RSU	1/2/2020	24,941	$376,105
	PSU	1/2/2020			71,577	$1,079,385
	RSU	1/2/2021	60,169	907,350
	RSU-P	1/2/2021	434,020	$6,545,024
	PSU	1/2/2021			120,338	$1,814,701

Phillip J
Kardis II	RSU	1/2/2019	12,385	$186,769
	PSU	1/2/2019			74.314	$1,120,658
	RSU	2/16/2019	18,670	$281,541
	RSU	1/2/2020	20,785	$313,442
	PSU	1/2/2020			59,649	$899,500
	RSU	1/2/2021	50,141	$756,131
	PSU	1/2/2021			100,283	$1,512,261

Robert
Colligan	PSU	1/2/2019			49,544	$747,119
	PSU	1/2/2020			39,767	$599,679
	PSU	1/2/2021			66,855	$1,008,174

(1)	Award Type and Vesting are as follows:

Award Type	Description	Vesting
RS/RSU	Restricted stock/RSU awards granted as part of annual compensation for prior year performance and Fixed LTI bonus, and new hire RSU award for Mr. Viswanathan	Vesting in equal annual installments over three years starting on the first anniversary of the grant date, subject to continued employment*

PSU	TER bonus for the year of grant	Performance vesting based on relative TER over the three-year performance period beginning with the year of grant, cliff vesting at end of the performance period, subject to continued employment*

RSU-P	One-time promotion bonus for Mr. Marria and Mr. Yarlagadda related to changes in their roles effective January 1, 2021 following the retirement of our prior CEO	100,000 vested on January 15, 2021 and the remaining vest equally each January over the next four years

*The number and value of PSUs for the 2019-2021 performance period are based on actual performance results for the performance period. See “Potential Payments Upon Termination of Employment or Change in Control” for additional details on vesting in case of termination of employment during the vesting period.

(2)	Includes associated dividend equivalent rights.

(3)	Reflects fair value of unvested awards using December 31, 2021 closing price of our common stock of $15.08 per share.

(4)	Based on performance through the end of 2021, the number of PSUs shown in the table assumes maximum payout (200% for the 2020 grant and 2021 grant).

Stock Vested in 2021

The following table sets forth certain information with respect to our named executive officers regarding stock vested during the year ended December 31, 2021.

Stock Awards

	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#) (1)	($) (2)
Mohit Marria	186,787	$2,057,237
Subramaniam Viswanathan	-	-
Choudhary Yarlagadda	235,802	$2,642,476
Phillip J. Kardis II	58,530	$698,898
Robert Colligan	162,243	$1,688,127

(1)

Reflects previously granted RSU/PSU awards vesting during the fiscal year and related earned dividends (before any taxes were withheld), without regard to whether a deferral election applied under the Stock Award Deferral Program. See additional information on amounts deferred set forth below under the heading “Nonqualified Deferred Compensation.”

(2)	Reflects fair value of vested shares using closing price of our common stock on date of vesting.

Pension Benefits

Our named executive officers received no benefits in 2021 from us under defined pension plans. Our only retirement plan in which the named executive officers were eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation

We have established a Stock Award Deferral Program. Under the program, named executive officers and directors can elect to defer payment of certain stock awards made pursuant to our equity incentive plan. Deferred awards are credited as deferred stock units and are paid at the earlier of separation from service or a date elected by the participant. Payments are generally made in a lump sum or, if elected by the participant, in five annual installments if paid upon separation from service. Deferred awards receive dividend equivalents during the deferral period credited as additional deferred stock units. Amounts are paid at the end of the deferral period by delivery of shares from our equity incentive plan (plus cash for any fractional deferred stock units), less any applicable tax withholdings. Deferral elections do not alter any vesting requirements applicable to the underlying stock award. Amounts will not be considered deferred until after vested in accordance with the applicable vested schedule for the award.

The following table shows the contributions, earnings, distributions, and year-end account values for each named executive officer under the program for the fiscal year ended December 31, 2021:

				Aggregate	Balance at
	Executive	Registrant	Aggregate	Withdrawals/	December 31,
	Contributions	Contributions	Earnings	Distributions	2021
Name	($)	($)	($)	($)	($)(1)
Mohit Marria	2,057,237	-	2,595,663	-	6,819,177
Subramaniam Viswanathan	-	-	-	-	-
Choudhary Yarlagadda	2,642,476	-	4,202,898	-	10,338,567
Phillip J. Kardis II	107,926	-	28,382	-	136,308
Robert Colligan	-	-	105,630	275,133	-

(1)	Deferred awards are included in the Summary Compensation Table in the year of grant based on the grant date fair value.

Potential Payments upon Termination of Employment or Change in Control (CIC)

As noted earlier, Mr. Colligan served as our Chief Financial Officer until June 22, 2021 and his garden leave ended on September 20, 2021 at which time his employment with the Company ended. In accordance with the terms of his employment agreement, Mr. Colligan was entitled to certain severance benefits. Under the terms of that agreement, upon the termination of his employment, Mr. Colligan’s RSU awards granted after 2018 vested immediately and the 2018 RSUs and the outstanding PSUs continue to vest per schedule as if he had not terminated employment (subject to actual performance results for the PSUs) and provided that he complies with any applicable post-employment covenants. For Mr. Colligan, the value of his outstanding RSUs and PSUs as of September 20, 2021 that vested or will continue to vest because of the termination of his employment (assuming target performance for the 2019 and 2020 and 2021 PSUs) was $2.2 million (based on the closing price of our common stock on September 20, 2021). Mr. Colligan is also entitled to receive cash severance of $3,579,300 payable over 18 month commencing in October, 2021, which amount is equal to 1.5 times the sum of (a) his base salary and (b) the greater of (x) his Target Cash Bonus for 2021 or (y) his average of the Annual Cash Bonus awarded for 2018-2020. The Company will pay 100% of his COBRA premiums for 12 months commencing on October 1, 2021, valued at $44,389 for the 12 months of premiums. He received no other benefits as a result of the termination of his employment other than amounts already earned and vested but unpaid under various Company plans and programs in which he participated. As required by his employment agreement, he provided the Company with a release of claims as a condition to receiving the severance payments and benefits.

The tables below show certain potential payments that would have been made to the other named executive officers under their respective current employment agreements assuming such person’s employment had terminated at the close of business on December 31, 2021, under various scenarios, including a Change in Control. The table assumes that neither the Company nor any of the named executive officers gave notice of its or his intention not to renew the executive’s respective employment agreement with the Company for 2021.

The tables include only the value of the incremental amounts payable to the named executive officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable named executive officer as of December 31, 2021 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but not settled RSUs or PSUs, the employer 401(k) matches for the named executive officers, or the value of the shares underlying the DSUs that will be paid to the applicable named executive officer upon separation of service. See “-- Nonqualified Deferred Compensation” above for the value of such DSUs as of December 31, 2021).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables. As used below, the terms “Target Cash Bonus,” “Annual Cash Bonus,” “Cause,” “Change in Control,” “Disability,” “Good Reason,” “TER Bonus” and “TSR Bonus” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC. Please refer to our current report on Form 8-K filed with the SEC on December 17, 2018 for copies of these employment contracts.

Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

Potential Payments upon Termination of Employment/CIC: Mohit Marria:

			Termination
			Without
Incremental			Cause/Resignation	Termination For	Change in
Benefits due to	Death	Disability	for Good Reason	Cause/Voluntary	Control
Termination Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	$6,730,500	-	$8,974,000
Representative or
Estate
Value of Accelerated	$9,936,175	$9,936,175	$9,936,175	-	$8,152,146
Equity Awards
Deferred	-	-	-	-	-
Compensation
Other Benefits	$66,584	$66,584	$44,489	-	$66,584
Total Value of	$10,002,759	$10,002,759	$16,711,064	-	$17,192,730
Incremental Benefits

Potential Payments upon Termination of Employment/CIC: Subramaniam Viswanathan:

			Termination
			Without
Incremental			Cause/Resignation	Termination For	Change in
Benefits due to	Death	Disability	for Good Reason	Cause/Voluntary	Control
Termination Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	$2,250,000	-	$3,000,00
Representative or
Estate
Value of Accelerated	$791,656	$791,656	$791,656	-	$791,656
Equity Awards
Deferred Compensation	-	-	-	-	-
Other Benefits	$66,584	$66,584	$44,389	-	$66,584
Total Value of	$858,240	$858,240	$3,086,045	-	$3,858,240
Incremental Benefits

Potential Payments upon Termination of Employment/CIC: Choudhary Yarlagadda:

			Termination
			Without
Incremental			Cause/Resignation	Termination For	Change in
Benefits due to	Death	Disability	for Good Reason	Cause/Voluntary	Control
Termination Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment to	-	-	$7,172,400	-	$10,758,600
Representative or
Estate
Value of Accelerated	$10,719,418	$10,719,418	$10,719,418	-	$8,599,985
Equity Awards
Deferred	-	-	-	-	-
Compensation
Other Benefits	$66,584	$66,584	$44,389		$66,584
Total Value of	$10,758,600	$10,758,600	$17,936,208	-	$19,425,169
Incremental Benefits

Potential Payments upon Termination of Employment/CIC: Phillip J. Kardis II:

			Termination
Incremental			Without		Change
Benefits due to			Cause/Resignation	Termination For	in
Termination	Death	Disability	for Good Reason	Cause/Voluntary	Control
Event	(a)	(a)	(b)	Resignation	(c)
Severance/Payment	-	-	$6,102,000	-	$8,136,000
to Representative
or Estate
Value of	$3,304,092	$3,304,092	$3,304,092	-	$1,537,883
Accelerated Equity
Awards
Deferred	-	-	-	-	-
Compensation
Other Benefits	$66,584	$66,584	$44,389		$66,584
Total Value of	$3,370,676	$3,370,676	$9,450,481	-	$9,740,467
Incremental
Benefits

*For purposes of these tables, calculations of “Value of Accelerated Equity Awards” are based on $15.08 per share, the closing price of our common stock on December 31, 2021. For purposes of these tables, except for a Change in Control, we have assumed that the target performance metrics with respect to the PSUs have been achieved and in the case of a Change of Control, we have used the actual performance through December 31, 2021, but neither approach includes dividend equivalent rights.

**If the named executive officer’s service with the Company is terminated because of the named executive officer’s “Retirement,” (i) the PSUs continue to vest in accordance with their terms (time and performance requirements) as though such termination of service had not occurred provided that the executive complies with any applicable post-employment covenants, and (ii) the RSUs, other than 2021 promotion grants received by Mr. Marria and Mr. Yarlagadda, vest immediately. “Retirement” means the named executive officer’s termination of service with the Company after December 31, 2021 having attained a combined age and years of service with the Company equal to at least 65 with at least five years of service with the Company (including our prior manager), other than termination due to death or Disability or under circumstances that would not otherwise constitute “Cause.” Currently, Mr. Yarlagadda and Mr. Kardis meet this condition.

(a) Death and Disability

The following incremental benefits would be paid to a named executive officer or his estate or legal representative in the event of his death or Disability:

(i) Value of Accelerated Equity Awards: For each executive officer, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with an Annual Bonus other than the PSUs granted in connection with the TER Bonus; and, (ii) continuing vesting of any outstanding PSUs previously granted in connection with the TER Bonus, subject to the achievement by the Company of the applicable performance goals and the applicable award agreement.

For purposes of these tables, we have assumed that the target performance metric with respect to the PSUs has been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

(b) Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a named executive officer in the event he is terminated without Cause other than within six months before or 24 months following a Change in Control or by such named executive officer for Good Reason other than within 24 months following a Change in Control:

(i) Severance: For each of the named executive officers, a payment equal to 1.5 times the sum of (a) his then current base salary and (b) the greater of (x) Target Cash Bonus or (y) his average of the Annual Cash Bonus awarded for the three most recent calendar years.

(ii) Value of Accelerated Equity Awards: For each executive the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs granted in connection with the TER Bonus; and (ii) continuing vesting of outstanding PSUs previously granted in connection with the TER Bonus, subject to the achievement by the Company of applicable performance goals and the applicable award agreement.

For purposes of these tables, we have assumed that the target performance metric with respect to the PSUs has been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 12-month period following the named executive officer’s termination of employment.

(c) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a named executive officer in the event of (1) the termination of such named executive officer’s employment by the Company other than for Cause (other than Disability) and such termination occurs within six months before or 24 months following a Change in Control or (2) such named executive officer’s resignation of his employment for Good Reason within 24 months following a Change in Control.

(i) Severance: A severance payment equal to 2.25 times, in the case of Mr. Yarlagadda, or two times, in the case of the other executives, the sum of (a) his base salary and (b) the greater of (x) Target Cash Bonus or (y) his average of the Annual Cash Bonus awarded for the three most recent calendar years.

(ii) Value of Accelerated Equity Awards and Pro-Rata Bonus: For each executive, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted other than the PSUs granted in connection with the TER Bonus; (ii) the immediate full vesting of all PSUs granted in connection with the TER Bonus that are eligible to vest solely on the basis of continued employment; and (iii) a pro-rata portion of the Annual Cash Bonus he would have earned for the year of termination based on the Company’s relative ROAE, payable at the time such Annual Cash Bonus would have been paid to Executive for such year absent such termination but no later than March 15 of the immediately following year.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

For a discussion of employment agreements that we executed with certain of our named executive officers effective January 1, 2019, including provisions related to Change of Control payments, see “Compensation Discussion and Analysis.”

To receive the severance benefits discussed above, the named executive officers must not breach any of the covenants in the employment agreements that include confidentiality and non-disparagement provisions, and during-employment and 12-month post-employment non-compete/non-solicitation restrictions.

CEO Compensation Pay Ratio

As required by applicable law, we determined that the 2021 total compensation of Mohit Marria, our Chief Executive Officer and Chief Investment Officer of $11,976,596, as shown in the Summary Compensation Table above (the “CEO Compensation”), was approximately 28 times the total compensation of a median employee in 2021 calculated in the same manner of $422,925.

We identified the median employee using the annual base salary and expected bonus, as of December 31, 2021, plus any incentive stock awards granted in 2021 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2021, the last day of our payroll year. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, may not be comparable to our CEO pay ratio.

EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees, and other service providers to stimulate their efforts toward our continued success, long-term growth, and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2021 concerning shares of our common stock authorized for issuance under our existing equity incentive plan.

Number of Securities
	Number of Securities to	Weighted Average	Remaining Available for
	be Issued Upon Exercise	Exercise Price of	Future Issuance Under
	of Outstanding Options,	Outstanding Options,	Equity Compensation
Plan Category	Warrants, and Rights (1)	Warrants, and Rights	Plans (2)
Equity Compensation Plans	4,331,884	—	1,686,229
Approved by Stockholders
Equity Compensation Plans Not	—	—	—
Approved by Stockholders (3)
Total	4,331,884		1,686,229
____________________

(1)	Includes unvested RSUs, PSUs, DSUs and related dividends.

(2)	Available shares are reduced by the items outstanding in column 1 plus shares previously vested and issued net of units withheld to cover tax withholding requirements.

(3)	We do not have any equity plans that have not been approved by our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors: Mr. Chavers (chair), Mr. Creagh, Mr. John P. Reilly and Ms. Still. None of these directors is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his or her service as a director, and there are no other Compensation Committee interlocks that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

COMPENSATION OF DIRECTORS

Overview and Process

We compensate only those directors who are independent under the NYSE listing standards. Any member of our Board of Directors who is an employee of ours is not considered independent under the NYSE listing standards and did not (and will not) receive additional compensation for serving on our Board of Directors.

Our compensation committee, together with FW Cook, a nationally recognized compensation consulting firm retained by our Board of Directors, reviews the components of the compensation arrangements offered to our independent directors. As part of this process, our compensation committee considers, among other things, the duties and responsibilities associated with the position of each director and emerging trends and best practices in director compensation.

The compensation committee will, on an ongoing basis, continue to examine and assess our director compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate. The compensation committee also considers the compensation of boards of directors of the same group of peer companies that the committee considers for the compensation of our named executive officers.

Amount and Form of Director Compensation

Based upon the recommendations of FW Cook, among other things, and our compensation committee’s review of FW Cook’s analysis, our compensation committee recommended to our Board of Directors, and our Board of Directors approved, the following annual compensation arrangements offered to our independent directors for the director service year beginning June 1, 2021, which (with the exception of the annual cash fee for the Nominating and Corporate Governance Committee Chairperson increasing by $5,000) have not changed from the prior service year, and the compensation committee does not expect changes for the 2022-2023 director service year:

2021
Annual cash retainer (paid quarterly; may elect to be paid as a stock award)	$100,000
Annual stock award amount (RSUs with 1-year vesting)	$120,000
2021
Annual cash fee for Board Chairperson	$75,000
Annual cash fee for Audit Committee Chairperson	$50,000
Annual cash fee for Compensation Committee Chairperson and Risk Chairperson	$25,000
Annual cash fee for Nominating and Corporate Governance Committee Chairperson	$25,000
Annual cash fee for Committee Membership (other than Committee Chair)	$10,000

Directors receive a grant of RSUs equal in value to the annual stock award amount (plus any amount of cash compensation the director elects to receive in stock) on the first day of the director service year. The RSUs accrue dividend equivalent rights and vest on the last day of the director service year unless the director’s service terminates prior to such date in which case the RSUs vest pro rata on such date based on the number of days the director served as director during the director service year.

Expense Reimbursement and Deferrals

We also reimburse our directors for their travel expenses incurred in connection with their attendance at Board of Directors and committee meetings. Our independent directors are eligible to receive restricted common stock, options, and other stock-based awards under our equity incentive plan, although none are currently contemplated other than as described above as part of the annual director compensation program.

We established a Stock Award Deferral Program, described above under “Nonqualified Deferred Compensation Plans.” Under this program, our directors can elect to defer payment of stock awards until termination of their directorship or an earlier specified date. Amounts deferred are tracked as DSUs, continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program encourages directors’ long-term retention of stock awards earned under our director compensation program.

2021 Director Compensation

The table below summarizes the compensation paid by us to our independent directors for the year ended December 31, 2021.

	Fees Earned or
Name	Paid in Cash($)	Stock Awards ($)(6)(7)	Total($)
Mark Abrams	$135,000	$120,000	$255,000
Teresa B. Bazemore(1)	$30,000	-	$30,000
Gerard Creagh(3)	$102,500	$163,000	$265,500
Paul Donlin(2)(3)	$51,250	-	$51,250
Dennis M. Mahoney(2)	$60,000	-	$60,000
John P. Reilly	$120,000	$120,000	$240,000
Brian P. Reilly(3)	-	$280,000	$280,000
Debra Still	$129,167	$120,000	$249,167
Kevin G. Chavers(4)	$67,500	$120,000	$187,500
Sandra Bell(5)	-	$60,000	$60,000

(1)	Ms. Bazemore resigned from the Board of Directors on February 28, 2021.

(2)	Mr. Donlin’s and Mr. Mahoney’s respective term on the Board of Directors ended on June 10, 2021.

(3)	In accordance with the design of the director compensation program described above, Brian P. Reilly elected to receive common stock in lieu of all cash payments for Board of Director fees earned during 2021, and Gerard Creagh elected to receive stock in lieu of all cash payments for the 2020-2021 director service year, and Paul Donlin elected to receive stock in lieu of 50% of the cash payments for the 2020-2021 director service year.

(4)	Kevin G. Chavers joined the Board of Directors on June 10, 2021.

(5)	Sandra Bell joined the Board of Directors on December 2, 2021.

(6)	Stock Awards includes an RSU Award on June 10, 2021 for the director service year ending on the date of the Annual Meeting.

(7)	For amounts under the column “Stock Awards,” we disclose the grant date fair value for the award measured in dollars and calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.

Approval of Related Person Transactions

Our Code of Business Conduct and Ethics (the “Code”) requires all our personnel to be scrupulous in avoiding a conflict of interest regarding our interests. The Code prohibits us from entering a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they or their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it is necessary, discuss any reported transactions with the entire Board of Directors. Our audit committee is responsible for reviewing, approving, and monitoring of related-party transactions, if any, pursuant to the committee charter. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction is significant to us and raises conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent committee of the Board of Directors that has the right to engage its own legal and financial counsel to evaluate and approve the transaction.

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors. The members of the audit committee meet the independence and experience requirements of the NYSE. The Board of Directors has determined that each of Messrs. Brian P. Reilly and Abrams and Ms. Bell is an audit committee financial expert and each member of the audit committee is an independent director within the meaning of the applicable rules of the SEC and the NYSE. In 2021, the audit committee met six times. The audit committee has adopted a written charter outlining the practices it follows. A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com. Any changes in the charter or key practices will be reflected on our website.

In performing all of its functions, the audit committee acts only in an oversight capacity, and necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its report, expresses an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year-end.

The audit committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), our independent auditors for 2021.

The audit committee has discussed with Ernst & Young the matters required to be discussed by applicable requirements of the PCAOB.

The audit committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the audit committee concerning independence, and has discussed with Ernst & Young their independence.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The audit committee also recommends the selection of Ernst & Young to serve as independent public accountants for the fiscal year ending December 31, 2022.

The foregoing report has been furnished by the current members of the audit committee:

Brian P. Reilly, Chair
Mark Abrams
Gerard Creagh
Sandra Bell

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2 CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S CHARTER TO DECLASSIFY THE BOARD

The second paragraph of Section 5.1 of Chimera’s Articles of Amendment and Restatement (as amended, the “Charter”) provides for the classification of the Board of Directors into three staggered classes, with the directors of one class being elected at each annual meeting to serve a term of three years and until their successors are duly elected and qualify. The Board of Directors has determined that it is advisable and in the best interests of Chimera to amend Section 5.1 of its Charter to eliminate the classification of its Board of Directors over a three-year period, as set forth below, and directed that this amendment be submitted for consideration and approval by Chimera’s stockholders at the Annual Meeting.

Chimera’s Charter would be amended by deleting the second paragraph of Section 5.1 of Chimera’s Charter in its entirety and inserting the following in lieu thereof:

At the 2023 annual meeting of stockholders, each of the successors to the directors whose terms expire at the 2023 annual meeting of stockholders shall be elected to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualify. At the 2024 annual meeting of stockholders, each of the successors to the directors whose terms expire at the 2024 annual meeting of stockholders shall be elected to serve until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualify. Beginning with the 2025 annual meeting of stockholders, all directors shall be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.

Prior to approving the amendment, the Board of Directors reviewed and considered the arguments both for and against a classified board of directors. Arguments for eliminating the classification of a board of directors include that:

●	a declassified board enables stockholders annually to register their views on the performance of the entire board and each director, which may enhance accountability to stockholders;

●	a declassified board, by enhancing accountability, may help to promote good financial performance over the long term; and

●	a majority of public companies have a declassified board, and many institutional investors express a preference for a declassified board.

Arguments against eliminating the classification of a board of directors include that:

●	classification provides enhanced continuity and stability in the Board’s business strategies by ensuring that at any time two-thirds of the directors will have had prior experience with the Company; and

●	classification gives the Company valuable protection against an unsolicited takeover unfavorable to stockholders by encouraging would-be acquirers to negotiate with the Board, as the stockholders’ elected representatives.

As part of our Board of Directors’ review of its corporate governance principles and periodic evaluation of its size, structure, composition and functioning in light of corporate governance trends and recognized best practices, Chimera’s Board of Directors determined that it is advisable to amend the Charter to eliminate the classification of Chimera’s Board of Directors.

If this amendment is approved by Chimera’s stockholders, Chimera will file articles of amendment to the Charter containing the amendment with the State Department of Assessments and Taxation of Maryland. If approved, this amendment would not affect the classified term of any directors elected at or prior to the Annual Meeting. Beginning with Chimera’s 2023 annual meeting of stockholders, as each class’s term expires, the successors to the directors in that class would be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. Accordingly, if this amendment is approved by Chimera’s stockholders, beginning with Chimera’s 2025 annual meeting of stockholders, all directors would be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.

The approval of the proposed amendment to the Company’s Charter requires the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter. Abstentions, if any, will be the same as a vote against the proposal to approve an amendment to the Company’s Charter to declassify the Board of Directors (Proposal No. 2). Proposal No. 2 is considered a “non-routine” matter that brokers may not vote on without instruction from beneficial owners. As a result, a broker non-vote will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting and will be the same as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY’S CHARTER TO DECLASSIFY THE BOARD.

PROPOSAL 3 CONSIDER AND VOTE UPON A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote on executive compensation matters. We currently seek such an advisory vote on an annual basis. The stockholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors or creating or implying any change to, or additional, duties for us or the Board of Directors.

While this vote is advisory and not binding on us, it will provide information to us and the compensation and nominating/corporate governance committees regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and governance committee will be able to consider when determining the appropriateness of our executive compensation.

At our 2021 annual meeting of stockholders, approximately 86.9% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The compensation committee believes the results of the 2021 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

The Board of Directors recommends that stockholders vote in favor of the following resolution: “RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and stockholders are asked to ratify the selection at the Annual Meeting. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

Relationship with Independent Registered Public Accounting Firm

Expenses are generally accrued when services are provided. The aggregate fees billed for 2021 and 2020 for each of the following categories of services are set forth below:

Service Category	2021	2020
Audit	$2,132,914	$2,303,500
Audit-Related	0	0
Tax	515,521	389,570
All Other	18,000	263,000
Total	$2,666,435	$2,956,070

Audit Fees: Audit fees primarily relate to integrated audits of our annual consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, reviews of our quarterly consolidated financial statements, audits of our subsidiaries’ financial statements and comfort letters and consents related to SEC registration statements.

Audit-Related Fees: Audit-Related fees are primarily for assurance and related services that are traditionally performed by the independent registered public accounting firm and include due diligence and accounting consultations.

Tax Fees: Tax fees include tax compliance, tax planning, tax advisory and related tax services.

All Other Fees: All Other fees relate to review of securitization deals and other SEC filings.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. Specifically, the audit committee pre-approved the use of Ernst & Young for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; securitization deals, and reviews and procedures that we request Ernst & Young to undertake to provide assurance on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services that we would obtain from Ernst & Young, required management to report the specific engagements to the audit committee on a quarterly basis and required management to obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to Ernst & Young during the then current fiscal year. Our audit committee approved the hiring of Ernst & Young to provide all the services detailed above prior to Ernst & Young’s engagement. None of the services related to the audit-related fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in the applicable rules of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2022.

ADDITIONAL MATTERS

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of April 14, 2022 a copy of our annual report on Form 10-K for the year ended December 31, 2021, as filed with the SEC. You should address your request to Investor Relations, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, NY 10111 or email your request to us at investor@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Filings & Reports—SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

Stockholder Proposals

Any stockholder intending to present a proposal pursuant to Rule 14a-8 of the Exchange Act at our 2023 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 28, 2022.

In addition, pursuant to our current bylaws, any stockholder business proposal for consideration at the 2023 annual meeting of stockholders submitted outside the processes of Rule 14a-8 of the Exchange Act, including any stockholder nominations for our Board of Directors, must be received by us not earlier than 150 days nor later than 5:00 p.m. Eastern Time 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (or between November 28, 2022 and 5:00 p.m. Eastern Time on December 28, 2022, based on the date of this year’s Proxy Statement of April 27, 2022).

Any such nomination or proposal should be sent to Secretary, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, NY 10111 and, to the extent applicable, must include the information required by our current bylaws.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the SEC. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. During the year ended December 31, 2021, Kevin G. Chavers, a director, was late by one day in the filing of his first Statement of Changes in Beneficial Ownership of Securities on Form 4 regarding a single transaction (his initial RSU grant upon becoming a member of the Board of Directors) because he had not yet received his EDGAR filing codes.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this Proxy Statement.

CHIMERA INVESTMENT CORPORATION
ATTN: SUBRAMANIAM VISWANATHAN
630 FIFTH AVENUE, SUITE 2400
NEW YORK, NY 10111

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CIM2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D78612-P67367	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CHIMERA INVESTMENT CORPORATION

The Board of Directors recommends you vote FOR all nominees and FOR proposals 2, 3 and 4.

1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Brian P. Reilly	☐	☐	☐
	1b.	Choudhary Yarlagadda	☐	☐	☐
	1c.	Kevin G. Chavers	☐	☐	☐
	1d.	Sandra Bell	☐	☐	☐
2.	The proposal to approve an amendment to the Company's charter to declassify the Board of Directors.		☐	☐	☐
3.	The proposal to approve a non-binding advisory resolution on executive compensation.		☐	☐	☐
4.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2022 fiscal year.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy Card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

D78613-P67367

CHIMERA INVESTMENT CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
June 15, 2022

Revoking all prior proxies, the undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 15, 2022 and the accompanying Proxy Statement, the terms of which are incorporated by reference, and hereby appoints Phillip J. Kardis II and Subramaniam Viswanathan, and each of them, as proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $0.01 per share, of Chimera Investment Corporation (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held via a live webcast, commencing at 10:00 a.m., New York Time, on Wednesday, June 15, 2022 and at any postponement or adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all director nominees, "FOR" proposals 2, 3 and 4 and in accordance with the Board of Directors' recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side